Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of January 17, 2023

among

VOLTA INC.

and

SHELL USA, INC.,

SEV SUBSIDIARY, INC.

- i -

- ii -

- iii -

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Voting Agreement

Exhibit C	Form of Bridge Loan Agreement

Exhibit D	Form of Intercreditor Agreement

- iv -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 17, 2023, among Volta Inc., a Delaware corporation (the “Company”), Shell USA, Inc., a Delaware corporation (“Parent”), and, following its formation and becoming a party to the Agreement, SEV Subsidiary, Inc., a Delaware corporation to be formed as a direct wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger and the Voting Agreements, upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company; and (v) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the board of directors of Parent has (and immediately following Merger Sub’s formation the board of directors of Merger Sub shall have) approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL, and Parent, as the sole stockholder of Merger Sub, will duly execute and deliver to Merger Sub (immediately following its formation) and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting agreement in the form attached as Exhibit B hereto with Parent (the “Voting Agreement”), pursuant to which, among other things, such Persons have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote all of such Persons’ shares of Class A Common Stock, $0.0001 par value per share, of the Company (the “Company Class A Common Stock”), in favor of the adoption of this Agreement, among other matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company’s willingness to enter into this Agreement, (i) the Company and certain of the Company Subsidiaries have entered into that certain subordinated secured loan agreement in the form attached as Exhibit C hereto, dated as of the date of this Agreement (together with any promissory notes issued thereunder, the “Bridge Loan Agreement”), with an Affiliate of Parent pursuant to which such Affiliate of Parent has agreed, subject to the terms and conditions thereof, to provide a subordinated secured loan in the amount of $5,000,000 (the “Initial Bridge Loan”) to the Company and the applicable Company Subsidiaries immediately following the execution and delivery of this Agreement, and to make additional secured loans to the Company and the applicable Company Subsidiaries in an aggregate principal amount of $15,000,000 (together with the Initial Bridge Loan, the “Bridge Loans”) from time to time after the execution and delivery of this Agreement upon the terms and subject to the conditions and limitations set forth in the Bridge Loan Agreement; and (ii) such Affiliate of Parent, the Company and certain of the Company Subsidiaries, and EICF Agent LLC have entered into a subordination and intercreditor agreement in the form attached as Exhibit D hereto, dated as of the date of this Agreement (the “Intercreditor Agreement”), providing for, among other things, the subordination of the Bridge Loans to that certain Term Loan, Guarantee and Security Agreement, dated June 19, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Term Loan”), by and among the Company, as parent, certain of the Company Subsidiaries, as borrowers and/or as guarantors, EICF Agent LLC, as administrative agent and collateral agent, the lenders party thereto and the other parties thereto, subject to the terms and conditions of the Intercreditor Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

Article I

Definitions

Section 1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

“Acceptable Confidentiality Agreement” has the meaning assigned to such term in Section 6.3(f)(iii).

“Ad Material” has the meaning assigned to such term in Section 5.18.

“Adverse Recommendation Change” has the meaning assigned to such term in Section 6.3(a).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Agreement” has the meaning assigned to such term in the Preamble.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 6.3(a).

“Alternative Proposal” has the meaning assigned to such term in Section 6.3(f)(i).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the UK Bribery Act, as amended; or (c) all applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any Government Official or any other Person.

“Antitrust Division” has the meaning assigned to such term in Section 4.3(b).

“Applicable Parent Plan” has the meaning assigned to such term in Section 7.11(b).

“Benefit Plan” means the following, whether or not subject to ERISA, (a) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors, (c) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other equity-based compensation (whether qualified or nonqualified), and (d) any bonus, employment, deferred compensation, incentive compensation, severance, change in control, retention or termination pay, fringe benefit, education reimbursement, vacation or holiday pay, welfare, cafeteria, flexible spending, hospitalization or other medical, dental, vision life, disability, accident or other insurance, supplemental unemployment benefits, savings, profit-sharing, pension, or retirement plan, program, agreement or arrangement (including any employment agreement), and each other employee benefit plan, program, policy, agreement or arrangement, in each case whether formal or informal, written or oral, funded or unfunded.

“Bridge Loan Agreement” has the meaning assigned to such term in the Recitals.

“Bridge Loans” has the meaning assigned to such term in the Recitals.

“Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.

“Capitalization Date” has the meaning assigned to such term in Section 5.3(a).

“Certificate” has the meaning assigned to such term in Section 3.1(c).

“Certificate of Merger” has the meaning assigned to such term in Section 2.3.

“Class B Common Stock” has the meaning assigned to such term in Section 5.3(a).

“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Date” has the meaning assigned to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the Preamble.

“Company 401(k) Plan” has the meaning assigned to such term in Section 7.11(e).

“Company Benefit Plan” has the meaning assigned to such term in Section 5.10(a).

“Company Benefit Plans” has the meaning set forth in Section 5.10(a).

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Bylaws” has the meaning assigned to such term in Section 5.1.

“Company Capital Stock” has the meaning assigned to such term in Section 5.3(a).

“Company Charter” has the meaning assigned to such term in Section 5.1.

“Company Class A Common Stock” has the meaning assigned to such term in the Recitals.

“Company Disclosure Letter” has the meaning assigned to such term in Article V.

“Company Employees” has the meaning set forth in Section 5.19(a).

“Company Entity” has the meaning set forth in Section 5.10(a).

“Company Financial Advisor” has the meaning assigned to such term in Section 5.28.

“Company Indemnified Parties” has the meaning assigned to such term in Section 7.4(a).

“Company Intellectual Property” means all Intellectual Property Rights that are owned by or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any fact or circumstance arising after the date of this Agreement, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated hereby on or before the End Date; provided, however, that for the purposes of clause (i), any fact, or circumstance arising after the date of this Agreement, occurrence, effect, change, event or development to the extent arising out of, resulting from or related to (in each case, individually or in the aggregate): (A) conditions affecting the United States economy, or any other national or regional economy or the global economy generally, including inflation or any changes in the rate of increase or decrease of inflation; (B) legislative or political conditions in the United States or any other country or region in the world, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage, terrorism or any material worsening of such conditions; (C) natural or man-made disasters, force majeure events, domestic or foreign social protest or social unrest (whether or not violent) or national or international emergency (including any escalation or general worsening of any of the foregoing, including, in each case, the response of Governmental Entities) in the United States or any other country or region of the world; (D) pandemics (including the COVID-19 pandemic), epidemics or contagious disease outbreaks (or escalation or worsening of any such events or occurrences), including, in each case, the response of Governmental Entities (including COVID-19 Measures); (E) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (F) changes required by GAAP or other accounting standards (or interpretation or enforcement thereof); (G) changes in any Laws issued by any Governmental Entity (or interpretation or enforcement thereof); (H) changes, including the continuation or worsening of supply chain disruptions, generally affecting the industries in which the Company and the Company Subsidiaries operate; (I) any failure by the Company to meet any internal or published projections, estimates, forecasts, predictions or expectations of revenue, earnings or other financial performance metrics or any budgets or plans or any change in the market price or trading volume of the Company Class A Common Stock, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of the Company Subsidiaries (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (J) the public announcement (including as to the identity of the parties and Parent’s plans or intentions with respect to the business of the Company and the Company Subsidiaries) or pendency or consummation of the Merger or any of the other transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company, including the impact of the foregoing on any relationships with customers, suppliers, vendors, employees or regulators; (K) Transaction Litigation or any suit, action or other proceeding relating to Dissenting Shares; (L) any action expressly required to be taken in accordance with this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement, or taken at the written direction of Parent; (M) any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any action restricted or prohibited by this Agreement; (N) any breach by Parent or Merger Sub of this Agreement, or by the Affiliate of Parent party to the Bridge Loan Agreement of the Bridge Loan Agreement or the Intercreditor Agreement, or (O) any failure to provide Bridge Loans under the Bridge Loan Agreement (regardless of whether the Affiliate of Parent party to the Bridge Loan Agreement is entitled to withhold funding under the Bridge Loan Agreement) or any default under the Bridge Loan Agreement (provided that the underlying causes of any such failure or default may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), shall not constitute a Company Material Adverse Effect and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that the incremental disproportionate adverse effect of any fact or circumstance arising after the date of this Agreement, occurrence, effect, change, event or development referred to in each of the foregoing clauses (A), (B), (C), (D), (E), (F), (G) or (H) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent disproportionately adversely affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate.

“Company Recommendation” has the meaning assigned to such term in Section 5.4.

“Company Related Parties” means, collectively, the Company and the Company Subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

“Company RSU” means any restricted stock unit granted under any of the Company Stock Plans.

“Company SEC Documents” has the meaning assigned to such term in Section 5.7(a).

“Company Source Code” means any source code for any Software used in the conduct of the businesses of the Company or any of the Company Subsidiaries that is owned by the Company or any of the Company Subsidiaries.

“Company Stock Award” means any Company Stock Option or Company RSU.

“Company Stock Option” means any option to purchase Company Class A Common Stock granted under any of the Company Stock Plans.

“Company Stock Plans” means the Company’s 2021 Equity Incentive Plan, Founder Incentive Plan and 2021 Employee Stock Purchase Plan, including appendices, in each case, as may be amended from time to time.

“Company Stockholder Meeting” has the meaning assigned to such term in Section 7.12(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Company Voting Debt” has the meaning assigned to such term in Section 5.3(d).

“Company Warrants” means, collectively, the SPAC Warrants and the Legacy Warrants.

“Confidentiality Agreement” has the meaning assigned to such term in Section 7.2(a).

“Consent” has the meaning assigned to such term in Section 4.3(b).

“Continuing Employees” has the meaning assigned to such term in Section 7.11(a).

“Contract” has the meaning assigned to such term in Section 4.3(a).

“Copyrights” has the meaning assigned to such term in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19 that is aimed at protecting the health and safety of individuals (and excluding, for the avoidance of doubt, Laws, directives, guidelines or recommendations that are primarily focused on addressing issues relating to the economy) and including, in each case, any changes in any such Law, directive, guideline or recommendation.

“Credit Facilities” means the (i) Premium Finance Agreement, by and between Volta Inc. and AFCO Acceptance Corporation, dated October 26, 2022; and (ii) Existing Term Loan.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DGCL” has the meaning assigned to such term in the Recitals.

“Dissenting Shares” has the meaning assigned to such term in Section 3.3(a).

“dollars” and “$” shall have the meaning assigned to such terms in Section 10.4.

“Effective Time” has the meaning assigned to such term in Section 2.3.

“End Date” has the meaning assigned to such term in Section 9.1(b)(i).

“Environmental Laws” means applicable Laws governing pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), human health and worker safety, including applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“Environmental Permits” means Permit required by Environmental Laws for the business of the Company and the Company Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other guidance promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Term Loan” has the meaning assigned to such term in the Recitals.

“Filed Company Contract” has the meaning assigned to such term in Section 5.14(a).

“Foreign Plan” has the meaning assigned to such term in Section 5.10(i).

“Founder PSUs” means the performance-based Company RSUs granted to each of Scott Mercer (grant number of VAR00355) and Christopher Wendel (grant number of VAR00351) on November 15, 2021.

“Fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another party hereto.

“French Ministry of Economy” means the French Minister of the Economy, Finance and Industrial and Digital Sovereignty (Ministère de l’Économie, des Finances et de la Souveraineté industrielle et numérique).

“FTC” has the meaning assigned to such term in Section 4.3(b).

“GAAP” has the meaning assigned to such term in Section 5.7(b).

“Government Official” means any official or employee of any government, or any agency, ministry, department of a government (at any level), person acting in an official capacity for a government regardless of rank or position, official or employee of an entity wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; candidate for political office, officer or employee of a public international organization, such as the United Nations or the World Bank, or immediate family member (meaning a spouse, child, sibling, parent, or household member) of any of the foregoing.

“Governmental Entity” has the meaning assigned to such term in Section 4.3(b).

“Hazardous Substances” means any pollutant, contaminant, chemical, petroleum (including any fraction, derivatives, by-products thereof and petroleum hydrocarbons), regulated asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, or industrial, solid, toxic, radioactive, ignitable, corrosive, reactive, or hazardous substance, material, waste, chemicals or agent, including all substances, materials, wastes, chemicals or agents which are regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“HSR Act” has the meaning assigned to such term in Section 4.3(b).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person, (iv) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (v) the deferred purchase price of goods or services (other than trade payables, prepayments, deposits or accruals in the Ordinary Course of Business), including any “earn-out” payments, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business, (vi) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, or (vii) any guarantee of (or similar commitment regarding) any of the foregoing.

“Initial Bridge Loan” has the meaning assigned to such term in the Recitals.

“Inquiry” has the meaning assigned to such term in Section 6.3(a).

“Insurance Policies” has the meaning assigned to such term in Section 5.23.

“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, of every kind and description throughout the world, including rights in and to (i) all classes and types of patents and patent applications in any jurisdiction worldwide, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, social media accounts, trade dress, design rights and other similar designations of source or origin, together with the goodwill associated with any of the foregoing in any jurisdiction worldwide (“Trademarks”); (iii) copyrights and copyrightable subject matter, including moral rights, whether registered or unregistered (“Copyrights”); (iv) rights in Software (whether in source code, object code or other form), algorithms, databases, works or other materials, manuals, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, marketing and technical information, product specifications, compositions, inventions, processes, formulae, models and methodologies, whether or not patentable; (vi) all rights in the foregoing and in other similar intangible assets; and (vii) all applications and registrations for the foregoing.

“Intercreditor Agreement” has the meaning assigned to such term in the Recitals.

“Interim Period” has the meaning assigned to such term in Section 6.1.

“Intervening Event” means any occurrence, effect, change, event or development materially affecting the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, that first becomes known to the Company Board after the date of this Agreement but before the obtaining the Requisite Stockholder Approval, to the extent not known to or reasonably foreseeable by the Company Board as of or prior to the date hereof; provided, however, that in no event will (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) any changes in Law or the settlement (or any offer or proposal of settlement) of any lawsuits, investigations, inquiries, audits, suits, proceedings, claims, examinations or other administrative or judicial proceedings, including any matter set forth in Section 6.1(l) of the Company Disclosure Letter, (iii) changes in the market price or trading volume of the shares of Company Class A Common Stock, or the Company or any Company Subsidiary meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of any of the foregoing may be considered in determining whether an Intervening Event has occurred or would reasonably be expected to result), or (iv) any event, development or change relating solely to Parent or its Affiliates, in each case, constitute an “Intervening Event” or be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to result.

“IP License Agreements” has the meaning assigned to such term in Section 5.14(b)(vii).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all Software, firmware, hardware (including computers, servers, databases, peripheral devices and telecommunications devices), networks, interfaces, platforms and related systems, in each case, whether owned, leased, licensed or used by the Company or any of the Company Subsidiaries.

“Knowledge” means, with respect to any matter in question, (i) in the case of the Knowledge of the Company, the actual knowledge of the Persons set out in Section 10.04(a) of the Company Disclosure Letter, in each case, after reasonable inquiry of those employees and individual contractors of the Company and the Company Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question, and (ii) in the case of the Knowledge of Parent and Merger Sub, the actual knowledge of the Persons set out in Section 10.04(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry of those employees and individual contractors of Parent and its Affiliates who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property Rights, reasonable inquiry does not require the Company, any Company Subsidiary or any of the foregoing natural persons to have conducted or obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark, or other Intellectual Property Right clearance searches or perform any prior art, prior use or similar searches of Intellectual Property Right records or make inquires of any third parties.

“Law” has the meaning assigned to such term in Section 4.3(a).

“Leased Real Property” has the meaning assigned to such term in Section 5.15(b).

“Legacy Warrant” means a warrant issued pursuant to a Legacy Warrant Agreement.

“Legacy Warrant Agreement” means each of the following warrant agreements: (i) that certain Stock Purchase Warrant, dated March 26, 2020, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.). and Energize Ventures LLC, (ii) that certain Common Stock Warrant, dated April 15, 2019, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.) and Virgo Hermes, LLC, (iii) that certain Common Stock Warrant, dated March 31, 2017, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.) and Virgo Hermes, LLC, (iv) that certain Common Stock Warrant, dated November 15, 2016, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.) and Virgo Hermes, LLC, and (v) that certain Warrant to purchase Class A Common Stock of Volta Charging Industries, LLC (as successor to Volta Industries, Inc.), dated December 26, 2018, by and between Volta, Inc. (as successor to Volta Industries, Inc.) and Energize Ventures LLC (formerly known as Invenergy Future Fund, LP.).

“Letter of Transmittal” has the meaning assigned to such term in Section 3.2(b).

“Liens” means any pledge, lien, easement, right-of-way, encroachment, restriction, charge, mortgage, encumbrance, claim, infringement, option, right of first refusal, preemptive right, transfer restriction, security interest or other restriction of any nature.

“Losses” means all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements.

“Material Contract” has the meaning assigned to such term in Section 5.14(b).

“Maximum Amount” has the meaning assigned to such term in Section 7.4(b).

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Agreement” has the meaning assigned to such term in Annex I.

“Merger Consideration” has the meaning assigned to such term in Section 3.1(c).

“Merger Sub” has the meaning assigned to such term in the Preamble.

“Merger Sub Common Stock” has the meaning assigned to such term in Section 3.1.

“Multiemployer Plan” has the meaning assigned to such term in Section 5.10(b).

“Negotiation Period” has the meaning assigned to such term in paragraph (B) of Section 6.3(d).

“Notice” has the meaning assigned to such term in paragraph (A) of Section 6.3(d).

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software, data or content that is generally available on standard terms.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft,” or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms of such contract, including under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Sun Industry Standards License (SISL); (v) the BSD License; and (vi) the Apache License.

“Order” has the meaning assigned to such term in Section 4.3(a).

“Ordinary Course of Business” means the ordinary course of business of the Company and the Company Subsidiaries, as conducted as of the date of this Agreement (including the past practice of the Company and the Company Subsidiaries in responding to the effects of the COVID-19 pandemic).

“Other Required Company Filing” has the meaning assigned to such term in Section 7.1(e).

“Other Required Parent Filing” has the meaning assigned to such term in Section 7.1(f).

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Disclosure Letter” has the meaning assigned to such term in Article IV.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger on or before the End Date.

“Parent Related Parties” means, collectively, Parent, Merger Sub and their respective Affiliates or any of their or their Affiliates’ respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

“Parent Welfare Plans” has the meaning assigned to such term in Section 7.11(c).

“Patents” has the meaning assigned to such term in the definition of Intellectual Property Rights.

“Paying Agent” has the meaning assigned to such term in Section 3.2(a).

“Payment Fund” has the meaning assigned to such term in Section 3.2(a).

“Payoff Amount” has the meaning assigned to such term in Section 7.13.

“Permits” means licenses, permits, certificates, consents, franchises (including similar authorizations or permits), exemptions, variances, qualifications, accreditations, and other approvals and authorizations of any Governmental Entity.

“Permitted Liens” means, collectively: (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of Law or otherwise incurred in the Ordinary Course of Business (A) that are for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the consolidated financial statements of the Company, and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries; (ii) Liens for Taxes, utilities and other governmental charges that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the consolidated financial statements of the Company; (iii) all present and future Laws, including requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the market value or marketability of the impacted property or the business of the Company and the Company Subsidiaries as currently conducted; (iv) statutory Liens of landlords for amounts not yet due and payable; (v) deposits made in the Ordinary Course of Business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising, in each case, in the Ordinary Course of Business; (vi) Liens resulting from securities Laws; (vii) recorded or unrecorded easements, quasi-easements, rights of re-entry, rights of way, covenants and other similar encumbrances or defects or imperfections of title to real property that do not materially impair the use, operation or occupancy of the Leased Real Property by the Company or applicable Company Subsidiary or materially detract from the value or marketability of such property based upon its current use; (viii) Liens that affect the underlying fee interest of the Leased Real Property; (ix) any non-exclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business; (x) Liens securing the Existing Term Loan; and (xi) Liens set forth on Section 10.04(b) of the Company Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means any data or information that identifies, is reasonably capable of being used to identify, or could reasonably be identifiable, directly or indirectly, with a particular consumer, or any other data or information that constitutes personal data or personal information under any applicable Privacy Law or any policy of the Company or any of the Company Subsidiaries relating to privacy.

“Pre-consummation Warning Letter” has the meaning assigned to such term in Section 7.3(d).

“Preferred Stock” has the meaning assigned to such term in Section 5.3(a).

“Privacy Laws” means all applicable Laws worldwide relating to the privacy or security of Personal Data and all binding guidance thereunder issued by a Governmental Entity, including, to the extent applicable, Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, the California Consumer Privacy Act of 2018 and the California Privacy Rights Act (upon and after its entry into effect), the Illinois Biometric Information Privacy Act, Children’s Online Privacy Protection Act, state data breach notification Laws, state data security Laws and state social security number protection Laws.

“Privacy Obligations” means all applicable Privacy Laws and any obligations under Contracts, the Privacy Policies of the Company, or any consents obtained by the Company, in each case that are related to privacy, security, data protection or Processing of Personal Data.

“Privacy Policies” means, collectively, all of the Company’s applicable rules, policies and procedures and notices published on any of the Company’s websites, domains or software, contained within any of the Company’s terms of use, online privacy policies or otherwise made available by the Company regarding (a) the collection, use, storage, disposal, protection, disclosure, sale, transfer or distribution of Personal Data of individuals, including such information from visitors and users of any of the Company’s websites, domains or software, and (b) the rights made available to such individuals under applicable Privacy Laws.

“Private Placement Warrants” has the meaning assigned to such term in the SPAC Warrant Agreement.

“Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, including collection, recording, organization, structuring, storage, adaptation, alteration, moderation, retrieval, consultation, use, disclosure, transmission, dissemination, control or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made publicly available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving revenue from the sale or provision thereof.

“Proxy Statement” has the meaning assigned to such term in Section 7.1(a).

“Public Warrants” has the meaning assigned to such term in the SPAC Warrant Agreement.

“Real Estate Leases” has the meaning assigned to such term in Section 5.15(b).

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata) of any Hazardous Substance.

“Representatives” has the meaning assigned to such term in Section 6.3(a).

“Requisite Stockholder Approval” has the meaning assigned to such term in Section 5.5.

“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by any country or territory-wide Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person (i) subject to Sanctions Laws imposed by the United States, the United Kingdom, the European Union, or the United Nations; (ii) any Person located, organized, operating, or resident in, or a government instrumentality of, any Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela; and (iv) any Person directly or indirectly fifty percent (50%) or greater owned or controlled by a Person described in the foregoing clauses.

“Sanctions Laws” means all national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, the United Kingdom, or the European Union, or United Nations Security Council resolutions concerning trade and economic sanctions, including embargoes, the freezing or blocking of assets of targeted Persons, other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any action that compromises the availability, authenticity, integrity or confidentiality of data (including Personal Data) or outputs, or a material systems failure, data loss or theft, unauthorized access, malware attack or other security breach or failure.

“Site Lease” each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property used, or reserved or held for future use, as a charging area or to place charging equipment used to supply electricity to charge electric vehicles.

“Software” means computer programs, including all source code, object code, and documentation related thereto and all software modules, tools, algorithms, data, compilations of data and databases.

“SPAC Warrant” means, prior to the Effective Time, the Public Warrants and the Private Placement Warrants each exercisable to purchase one (1) share of Company Class A Common Stock and, after the Effective Time, a warrant to purchase Merger Consideration.

“SPAC Warrant Agreement” means that certain Amended and Restated Warrant Agreement, dated August 26, 2021, by and among Volta Inc., Computershare Trust Company, N.A. and Computershare Inc.

A “Subsidiary” of any Person means, (i) any other Person (other than a partnership, joint venture or limited liability company) of which 50% or more of the total voting power of shares of stock or other equity interests entitled to vote in the election of directors, managers or trustees is at the time of determination owned or controlled, directly or indirectly, by such first Person, and (ii) any partnership, joint venture or limited liability company of which (A) 50% or more of the total voting interests are owned or controlled, directly or indirectly, by such Person, whether in the form of membership, general, special or limited partnership interests or otherwise (or if there are no such voting interests 50% or more of the capital accounts, distribution rights, equity interests or general or limited partnership interests, as applicable) are owned or controlled, directly or indirectly, by such Person, or (B) such Person or any Subsidiary of such Person is a controlling general partner of such entity.

“Superior Proposal” has the meaning assigned to such term in Section 6.3(f)(ii).

“Surviving Corporation” has the meaning assigned to such term in Section 2.1.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax Law” means any Law relating to Taxes or Tax Returns.

“Tax Return” means any return, declaration, statement, report, schedule, form, election, notice, information return or other document (including any attachment thereto or amendment thereof) filed or required to be filed with any Governmental Entity with respect to any Tax (in each case, whether in written, electronic or other form).

“Taxes” means all federal, state, local, provincial and non-U.S. taxes and other withholdings, charges, fees, levies, assessments or similar charges of any kind whatsoever that are in the nature of a tax that are imposed, administered, assessed or collected by any Governmental Entity, including any income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, unemployment, escheat, abandoned or unclaimed property, withholding, franchise, value added, stamp, occupation, licensing, recording, documentary, environmental, and windfall profit taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether or not disputed.

“Termination Fee” means $5,919,165.00.

“Trademarks” has the meaning assigned to such term in the definition of Intellectual Property Rights.

“Transaction Litigation” has the meaning assigned to such term in Section 7.5(b).

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.

“Union” has the meaning assigned to such term in Section 5.19(f).

“U.S. Antitrust Agencies” has the meaning assigned to such term in Section 7.3(d).

“Voting Agreement” has the meanings assigned to such terms in the Recitals.

“Willful Breach” means a material breach of this Agreement by a party hereto (or, solely with respect to Section 6.3(a), by any Affiliate or Representative of the Company acting at the authorization or direction of the Company) that is the consequence of an action undertaken or omission by the breaching party (or, if applicable, the breaching the Representative or Affiliate), with the actual knowledge that the taking of such action or omission would, or would reasonably be expected to, cause such material breach of this Agreement.

“Work Product Protection” has the meaning assigned to such term in Section 7.2(a).

Article II

The Merger

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct wholly owned Subsidiary of Parent.

Section 2.2 Closing. Unless this Agreement shall have been terminated pursuant to Article IX, the closing (the “Closing”) of the Merger shall take place through an electronic exchange of documents, at 8:00 a.m., Eastern Time, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than two (2) Business Days after the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), or at such other place, time and date as may be agreed in writing between the Company and Parent. Any such electronic exchange of documents referenced in the prior sentence shall be deemed to have occurred at the offices of Norton Rose Fulbright US LLP, 555 California Street, Suite 3300, San Francisco, California 94104. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time. Concurrently with the Closing, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and filed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as the Company and Parent may agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action by any party, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.4(a). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any further action by any party, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.4(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

Section 2.6 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be.

Article III

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any holder of shares of Company Class A Common Stock or shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) or any other Person:

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock; Cancellation of Parent-Owned Stock.

(i) Each share of Company Class A Common Stock held by the Company (or held in the Company’s treasury) or any Company Subsidiary immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each share of Company Class A Common Stock that is owned directly by Parent or Merger Sub or any of their respective Subsidiaries or any Person that directly or indirectly owns all of the equity interests in Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Each share of Company Class B Common Stock held by the Company (or held in the Company’s treasury) or any Company Subsidiary immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Class A Common Stock. Subject to Section 3.2 and Section 3.3, each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Corporation in accordance with Section 3.1(b)) shall be converted into the right to receive the $0.86, without interest (the “Merger Consideration”) and net of withholding of Taxes as provided in Section 3.2(g). All such shares of Company Class A Common Stock converted pursuant to this Section 3.1(c), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Class A Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Adjustments to the Merger Consideration. Without limiting the restrictions set forth in Section 6.1, if between the date of this Agreement and the Effective Time the outstanding shares of Company Class A Common Stock or securities convertible into or exchangeable into or exercisable for shares of such capital stock (including the Company Stock Options, Company RSUs and Company Warrants) shall have been changed into a different number of shares or a different class, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), merger, combination, issue, tender, exchange offer or other exchange of shares, or any other similar event shall have occurred, then the Merger Consideration will be appropriately adjusted to provide to Parent, Merger Sub and the holders of Company Class A Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company, any Company Subsidiary or any other Person to take any action that is prohibited by the terms of this Agreement, and in no event shall this Section 3.1(d) result in the Merger Consideration or any other consideration hereunder being increased in the aggregate.

Section 3.2 Exchange of Certificates; Payment Fund.

(a) Paying Agent. As reasonably promptly as practicable after the date hereof and in any event, prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for purposes of effecting the payment of the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 3.1(c). At or prior to the Closing, Parent shall deposit with the Paying Agent, cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 3.1(c). All such cash deposited pursuant to this Section 3.2(a) is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise provide to each holder of record of any shares of Company Class A Common Stock as of immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.1(c) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Effective Time), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Class A Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Class A Common Stock held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Class A Common Stock have been converted pursuant to Section 3.1(c). In the event of a transfer of ownership of Company Class A Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Class A Common Stock (or, if such Company Class A Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid, in each case, to the satisfaction of the Paying Agent. Each share of Company Class A Common Stock and, until surrendered as contemplated by this Section 3.2(c), any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender (together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent) the Merger Consideration, without any interest thereon and net of any withholding, that the holders of shares of Company Class A Common Stock are entitled to receive in respect of such shares pursuant to Section 3.1(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Class A Common Stock held in book-entry form).

(d) No Further Ownership Rights in Company Class A Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Class A Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Class A Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Class A Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 3.2(e), if, after the Effective Time, any Certificates formerly representing shares of Company Class A Common Stock (or shares of Company Class A Common Stock held in book-entry form) are duly and validly presented to Parent or the Paying Agent, they shall be canceled and exchanged as provided in this Article III.

(e) No Liability. Any portion of the Payment Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates formerly representing shares of Company Class A Common Stock (or shares of Company Class A Common Stock held in book-entry form) twelve (12) months after the Effective Time shall be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not tendered its Certificates formerly representing shares of Company Class A Common Stock (or shares of Company Class A Common Stock held in book-entry form) for the Merger Consideration in accordance with Section 3.1(c) prior to such time shall thereafter look only to Parent (subject to applicable abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and net of withholding of Taxes as provided in Section 3.2(g), in respect of such holder’s surrender of their Certificates formerly representing shares of Company Class A Common Stock; provided, that none of the Company, Parent, the Surviving Corporation or the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law. Any portion of the Payment Fund remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding Ten Billion Dollars ($10,000,000,000), or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein.

(g) Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Class A Common Stock and any holder of a Company Stock Award described in Section 3.4 such amounts as such payor reasonably determines in good faith that it is required to deduct or withhold with respect to the making of such payment under applicable Tax Law. Any amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Class A Common Stock or Company Stock Award, as the case may be, in respect of which such deduction or withholding was made. Parent, the Surviving Corporation, the Paying Agent shall timely remit any amounts that are deducted or withheld under this Section 3.2(g) to the appropriate Governmental Entity.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement without any interest thereon and subject to any applicable withholding for Taxes as provided in Section 3.2(g); provided, however, that the Paying Agent may, in accordance with its customary procedures and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a sum as it may determine is reasonably necessary as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Class A Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest and net of withholding of Taxes as provided in Section 3.2(g), and such shares shall not be deemed to be Dissenting Shares. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b) The Company shall give reasonably prompt written notice to Parent of any demands for appraisal of any shares of Company Class A Common Stock, withdrawals of such demands and any other instruments, notices or demands served pursuant to the DGCL or other applicable Law received by the Company relating to appraisal demands, and Parent shall have the opportunity and right to direct, all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment (unless required pursuant to a binding, non-appealable Order of a court of competent jurisdiction) with respect to, or settle or offer to settle, any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do or commit to do any of the foregoing.

Section 3.4 Treatment of Company Stock Awards.

(a) No Assumption of Awards. No Company Stock Award shall be continued, converted, assumed or replaced by the Surviving Corporation in connection with the transactions contemplated hereby. From and after the Effective Time, there shall be no outstanding Company Stock Awards.

(b) Company Stock Options. As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable) that has an exercise price per share of Company Class A Common Stock that is less than the Merger Consideration shall fully vest and shall be canceled and converted automatically into the right of the holder thereof to receive from the Surviving Corporation an amount in cash, without interest, payable as soon as practicable, but in any event within thirty (30) days, following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option multiplied by (ii) the number of shares of Company Class A Common Stock subject to such Company Stock Option, net of withholding of Taxes as provided in Section 3.2(g). As of the Effective Time, each then outstanding Company Stock Option with a per share exercise price equal to or greater than the Merger Consideration shall cease to be outstanding, be canceled and cease to exist and the holder of any such Company Stock Option shall not be entitled to payment of any consideration therefor.

(c) Company RSUs. As of the Effective Time, each then outstanding time-based Company RSU (whether or not vested) and the Founder PSUs (irrespective of the share price targets) shall fully vest (to the extent not previously vested) and shall be canceled and converted automatically into the right of the holder thereof to receive a cash payment, without interest, from the Surviving Corporation payable as soon as practicable, but in any event within thirty (30) days, following the Effective Time equal to the product of (A) the Merger Consideration, and (B) the number of shares of Company Class A Common Stock subject to such time-based Company RSU or Founder PSU, as applicable, net of withholding of Taxes as provided in Section 3.2(g). As of the Effective Time, each then outstanding performance-based Company RSU (excluding the Founder PSUs) shall cease to be outstanding, be canceled and cease to exist, and the holder of any such performance-based Company RSU shall not be entitled to payment of any consideration therefor.

(d) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall take all such actions as are necessary to (i) approve and effectuate the foregoing provisions of this Section 3.4, and (ii) terminate the Company Stock Plans effective as of the Effective Time, in each case, including making any determinations or adopting resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Class A Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, Company RSUs or any other awards under any Company Stock Plan.

(e) Parent Actions. Immediately following the Effective Time, Parent shall transfer to the Surviving Corporation cash sufficient to pay the aggregate amounts payable with respect to outstanding Company Stock Awards pursuant to this Section 3.4, to the extent, if any, the Surviving Corporation does not otherwise have sufficient funds to make such payments.

Section 3.5 Treatment of Company Warrants.

(a) SPAC Warrants. At the Effective Time, each outstanding SPAC Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a SPAC Warrant exercisable for Company Class A Common Stock and shall become a SPAC Warrant exercisable for the Merger Consideration. If a holder properly exercises a SPAC Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K filed with the SEC, the Warrant Price (as defined in the SPAC Warrant Agreement) shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value (as defined in the SPAC Warrant Agreement).

(b) Legacy Warrants. At the Effective Time, each outstanding Legacy Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a Legacy Warrant exercisable for Company Class A Common Stock and shall become a Legacy Warrant exercisable for the Merger Consideration.

Section 3.6 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and the Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to qualify or apply to each with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

Section 4.1 Organization, Standing and Power. Parent is, and Merger Sub shall upon its formation be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted and to own, lease and use its assets in the manner in which its assets are currently owned, leased and used, except where the failure to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.2 Authority; Execution and Delivery; Enforceability. Parent has, and Merger Sub shall upon its formation have, all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and upon its formation, Merger Sub, and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, no other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. Parent has and upon its joinder Merger Sub shall have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent and upon its joinder, Merger Sub, in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3 No Conflicts; Consents.

(a) The execution and delivery by Parent of this Agreement does not, and the joinder of Merger Sub to this Agreement will not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written and legally binding contract, lease, license, indenture, note, bond, agreement, undertaking or other instrument (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.3(b), any judgment, decree, decision, injunction, ruling, writ or other similar order (“Order”) or statute, law, ordinance, rule, regulation, code, treaty, or other pronouncement having the effect of law, including common law enacted, issued, promulgated, enforced or entered by any Governmental Entity (“Law”), in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver or order (each a “Consent”) of or from, or registration, declaration, notice or filing made to or with any government, court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether federal, national, state, provincial or local and whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or its Affiliates in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and compliance with the waiting period requirements under the HSR Act, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) any filings and approvals required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) the filing of a request for prior approval of the change of control of Volta France Sàrl contemplated by this Agreement with the French Ministry of Economy to be made under article L151-3 of the French Code Monétaire et Financier, and (vi) such other matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.4 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect.

Section 4.5 Absence of Certain Agreements. Other than the Voting Agreement, Parent has not entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any Contract, arrangement or understanding, pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger, or (ii) agrees to vote against any Superior Proposal; or (b) any third party has agreed to provide equity capital, directly or indirectly, to Parent or Merger Sub to finance in whole or in part the Merger.

Section 4.6 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates for which Company or any of its Affiliates would be liable.

Section 4.7 Capitalization of Merger Sub. Upon its formation, the authorized share capital of Merger Sub shall consist of 1,000 shares, par value $0.001 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub upon its joinder and at the Effective Time will be, owned by Parent, and Merger Sub, upon its formation, shall be a direct wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof other than business and activities incidental to its formation and organization and maintenance of its corporate existence and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 4.8 Ownership of Company Class A Common Stock. Neither Parent nor Merger Sub, nor any “affiliate” or “associate” of either of the foregoing, is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. Neither Parent nor any of its Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Class A Common Stock or any options, warrants or other rights to acquire Company Class A Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.9 Adequacy of Funds. (i) Parent or an Affiliate of Parent (with respect to the Initial Bridge Loan) has, as of the date hereof, access to sufficient and immediately available funds to provide the Initial Bridge Loan to the Company or the applicable Company Subsidiary immediately following the execution and delivery of this Agreement, (ii) Parent or an Affiliate of Parent (with respect to any other Bridge Loan) has, as of the date hereof, and Parent or an Affiliate of Parent (with respect to any other Bridge Loan) will have, as and when needed, access to sufficient and immediately available funds to provide any other Bridge Loans to the Company or the applicable Company Subsidiary, and (iii) Parent has, as of the date hereof, and will have, as and when needed, including as of the Closing Date, access to sufficient and immediately available funds to pay, and to cause Merger Sub to pay, the aggregate consideration payable in the Merger and to consummate and perform, and to cause Merger Sub to consummate and perform, its respective obligations with respect to the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Article V

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and, subject to Section 8.3(a), as of the Closing Date, that, except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC on or after August 26, 2021 and publicly available no less than one (1) Business Day prior to the date of this Agreement (but excluding in the case of this clause (a) any disclosures set forth therein under the heading “Risk Factors” (other than factual information contained therein) or any disclosure constituting “forward-looking statements” or other disclosures to the extent they are similarly predictive or forward-looking in nature (it being agreed that nothing disclosed in a Company SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, or Section 5.28)), or (b) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being agreed that, except as expressly indicated on any section or subsection of the Company Disclosure Letter, disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to qualify or apply to each with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

Section 5.1 Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted and to own, lease and use its assets in the manner in which its assets are currently owned, leased and used, except as would not have a Company Material Adverse Effect. Except as set forth in Section 5.1 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”) and true and complete copies of the articles of incorporation, bylaws and limited liability company agreements (or equivalent constituent documents) of each Company Subsidiary in effect as of the date of this Agreement and all of the foregoing documents are in full force and effect and none of the Company or any Company Subsidiary is in material violation of any applicable provisions of any such documents.

Section 5.2 Company Subsidiaries.

(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Except as set forth in Section 5.2(a) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary, or (z) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary. Section 5.2(a) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business.

(c) Neither the Company nor any Company Subsidiary (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than Subsidiaries of the Company, or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

Section 5.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock” and, together with the Company Class A Common Stock and the Company Class B Common Stock, the “Company Capital Stock”). At the close of business on January 13, 2023 (the “Capitalization Date”), (i) 174,411,561 shares of Company Class A Common Stock were issued and outstanding (of which no shares were subject to vesting restrictions pursuant to the Company Stock Plans); (ii) no shares of Company Class A Common Stock or Class B Common Stock were issued and held in treasury; (iii) no shares of Class B Common Stock were issued and outstanding; (iv) no shares of Preferred Stock were issued and outstanding; (v) 25,583,711 shares of Company Class A Common Stock were reserved and available for issuance pursuant to the Company Stock Plans; (vi) 6,272,041 shares of Company Class A Common Stock were issuable upon exercise of outstanding Company Stock Options; (vii) 18,313,743 shares of Company Class A Common Stock were subject to outstanding Company RSUs; (viii) 8,621,440 shares of Company Class A Common Stock were issuable upon exercise of outstanding Public Warrants; (ix) 5,933,333 shares of Company Class A Common Stock were issuable upon exercise of outstanding Private Placement Warrants; and (x) 9,773,835 shares of Company Class A Common Stock were issuable upon exercise of outstanding Legacy Warrants. There is no current purchase period in effect under the Volta Inc. 2021 Employee Stock Purchase Plan. Except as set forth in Section 5.3(a) of the Company Disclosure Letter and for the issuance of any Class A Common Stock pursuant to a Company Stock Award or a Company Warrant that was issued and outstanding as of the Capitalization Date, since the Capitalization Date, the Company has not issued any Company Capital Stock, Company Warrants, Company Stock Options or Company RSUs or other equity or equity-based awards or warrants. Except as set forth in Section 5.3(a) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from the Company, or any other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company, or (z) any rights issued by, or other obligations of, the Company that are linked in any way to the price of any class of Company Capital Stock, the value of the Company or any part of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company. No Company Stock Option has been granted with an exercise price less than the fair market value of a share of Company Class A Common Stock on the date of grant.

(b) Section 5.3(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding Company Stock Award, in each case specifying the employee ID of the holder, the type of award, the number of underlying shares of Company Class A Common Stock, the date of grant, and, if applicable, the exercise price per share of Company Class A Common Stock and the expiration date.

(c) Section 5.3(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding Company Warrant, in each case specifying the holder, the type of Company Warrant, the number of underlying shares of Company Class A Common Stock, the exercise price (including any adjustments thereto), and the expiration date.

(d) All outstanding shares of Company Class A Common Stock are, and, at the time of issuance, all such shares that may be issued (i) upon the exercise of Company Stock Options, (ii) upon the vesting or settlement of Company RSUs pursuant to the Company Stock Plans and applicable award agreements, or (iii) upon the exercise of Company Warrants, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or bound. All grants of equity-based awards or other rights with respect to shares of Company Class A Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in all material respects in accordance with applicable Law and the terms of the applicable Company Stock Plans and award agreements thereunder, as applicable, and any policy of the Company or Company Board (including any committee thereof) relating to the grant of such awards or rights. Except for acquisitions, or deemed acquisitions, of Company Class A Common Stock or other equity securities of the Company in connection with (x) the payment of the exercise price of Company Stock Options with Company Class A Common Stock (including in connection with “net exercises”), (y) required Tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (z) forfeitures of Company Stock Awards, there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary. There are no debentures, bonds, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any voting agreement voting trust, shareholder agreement, proxy or other agreement in effect with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company, or restricting the transfer of, or providing registration rights with respect to such capital stock, voting securities or other equity.

Section 5.4 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receiving the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The Company Board has, by resolutions duly adopted by the requisite vote of the directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, (d) assuming the accuracy of the representations and warranties set forth in Section 4.8, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreement, and the transactions contemplated hereby, (e) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company; and (f) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (such recommendation, the “Company Recommendation”) (provided that, for the avoidance of doubt, any Adverse Recommendation Change by the Company Board in accordance with Section 6.3(d) shall not be a breach of the representation or warranty in this sentence). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery hereof by Parent and the joinder of Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.5 Requisite Stockholder Approval. Assuming the accuracy of the representations in Section 4.8, the only vote of stockholders of the Company required under the DGCL, the Company Charter, the Company Bylaws and the rules and regulations of NYSE in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Company Class A Common Stock (the “Requisite Stockholder Approval”).

Section 5.6 No Conflicts; Consents.

(a) Except as set forth in Section 5.6 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the governing or organizational documents of any Company Subsidiary; (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.6(b), any Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder and thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the filing of the pre-merger notification report under the HSR Act with the FTC and the Antitrust Division and compliance with the waiting period requirements of the HSR Act; (ii) the filing with the SEC of the Proxy Statement; (iii) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and the Company Subsidiaries are qualified to do business; (v) compliance with NYSE rules and regulations; (vi) the filing of a request for prior approval of the change of control of Volta France Sàrl contemplated by this Agreement with the French Ministry of Economy to be made under article L151-3 of the French Code Monétaire et Financier; and (vii) such other Consent, registration, declaration, notice or filing (x) that arises as a result of the identity, nature or ownership of Parent or Merger Sub or (y) the failure of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.7 Company SEC Documents; Undisclosed Liabilities.

(a) Except as set forth in Section 5.7 of the Company Disclosure Letter, the Company has timely furnished or filed (as applicable), together with any amendments required to be made with respect thereto, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since August 26, 2021 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Documents (i) at the time filed, complied in all material respects with the requirements of the Exchange Act, the Sarbanes-Oxley Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any Company SEC Document. None of the Company Subsidiaries are subject to the periodic reporting requirements of the Exchange Act. Each of the consolidated financial statements of the Company (including any related notes and schedules) included in the Company SEC Documents (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, and (B) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in shareholders’ equity for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end adjustments that are not material in nature). No financial statements of any Person other than the consolidated Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2022, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto. The accounting books and records of the Company and the Company Subsidiaries have since December 31, 2019 been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions. Grant Thornton LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since August 26, 2021 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(d) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(e) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2022 (or the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in connection with the negotiation, execution, delivery, and performance of this Agreement or the Merger, and (iii) for liabilities and obligations that have been incurred in the Ordinary Course of Business since September 30, 2022, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, matured or unmatured or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP.

(f) The Company and the Company Subsidiaries have established and maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting, including assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) receipts and expenditures are executed in accordance with the authorization of management, and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. The Company has, in material compliance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer of the Company and the principal financial officer of the Company by others within those entities. Except as set forth on Section 5.7(f) of the Company Disclosure Letter, since December 31, 2020, there has not been and is not any (A) “significant deficiency” or “material weakness” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g) The Company’s “disclosure controls and procedures” (as defined in Rules 13a 15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(h) Since December 31, 2020, (i) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company Subsidiaries has received any substantive written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in illegal or improper accounting or auditing practices, and (ii) no attorney representing the Company or any of Company Subsidiaries, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any Company Subsidiary.

(i) Except as set forth in Section 5.7(i) of the Company Disclosure Letter, the Company is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(j) Section 5.7(j) of the Company Disclosure Letter sets forth the Indebtedness of the Company and the Company Subsidiaries and the Company’s good faith estimate of the aggregate amount of cash and cash equivalents of the Company and the Company Subsidiaries, in each case, as of the date immediately prior to the date hereof.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Company Disclosure Letter, from September 30, 2022 to the date of this Agreement, (a) there has not occurred a Company Material Adverse Effect, (b) each of the Company and the Company Subsidiaries has conducted its respective business in the Ordinary Course of Business in all material respects, and (c) neither the Company nor any of the Company Subsidiaries has taken any action that, if taken after the date hereof, would have required Parent’s consent pursuant to Section 6.1.

Section 5.9 Taxes.

(a) Except as set forth in Section 5.9(a) of the Company Disclosure Letter, each of the Company and each Company Subsidiary has: (i) timely filed or caused to be filed, taking into account any applicable extensions, all income and other material Tax Returns required to have been filed by it, such Tax Returns are true, accurate and complete in all material respects and were prepared in compliance with all applicable Laws in all material respects; and (ii) paid all income and other material Taxes required to have been paid by it. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions that do not require any action by any tax authority).

(b) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no deficiency for any Tax has been proposed, asserted or assessed in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been fully paid, fully settled or finally withdrawn. Neither the Company nor any Company Subsidiary has waived or extended any statute of limitation for the assessment or collection of any Tax (other than an extension or waiver arising as a result of obtaining any automatic extension of time to file a Tax Return that does not require any action by any tax authority), which waiver or extension is still outstanding.

(c) Except as set forth in Section 5.9(c) of the Company Disclosure Letter, there are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing, pending or threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary.

(d) Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Tax Laws with respect to the collection or withholding of Taxes, including all related information reporting and recordkeeping requirements.

(e) Except as set forth in Section 5.9(e) of the Company Disclosure Letter, no Liens for Taxes exist against the Company or any of the Company Subsidiaries or any of their assets, except for Liens for Taxes not yet due and payable.

(f) Within the past six (6) years, no written claim has been received by the Company or any Company Subsidiary from any taxing authority (whether within or without the United States) in a jurisdiction where the Company or Company Subsidiary, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that the Company or Company Subsidiary, as applicable, may by obligated to file such Tax Return or pay such Tax, which claim has not been settled, resolved or withdrawn.

(g) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), or as a transferee or successor. Neither the Company nor any Company Subsidiary will have any liability to make any payment pursuant to Section 965 of the Code after the Closing.

(h) Except as set forth in Section 5.9(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) has any application pending with the IRS or other taxing authority requesting permission for any changes in accounting methods nor has the IRS or any other taxing authority notified the Company or any Company Subsidiary in writing that it is or may be required to change any accounting method; (ii) has requested or received a letter ruling from the IRS or other tax authority; or (iii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing under any provision of federal, state, local or foreign Tax Law or by agreement with any Governmental Entity as a result of (A) an installment sale or open transaction disposition on or prior to the Closing, (B) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing, (C) any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 occurring prior to the Closing or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local or non-U.S. Tax Law) in existence as of the Closing, (D) any “gain recognition agreement” described in Treasury Regulations issued under Section 367 of the Code (or any corresponding or similar provision or administrative rule of state, local or non-U.S. Tax Law) entered into by the Company or any Company Subsidiary prior to the Closing, (E) the use of an improper method of accounting for a period (or portion thereof) ending on or prior to the date of the Closing, or (F) any prepaid amount received outside of the Ordinary Course of Business on or prior to the date of the Closing.

(i) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries, or (ii) that was entered into in the Ordinary Course of Business and the primary purpose of which is not related to Taxes.

(j) None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).

(k) Within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the merger is also a part, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(l) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) To the Company’s Knowledge, the Company and each Company Subsidiary are in compliance in all material respects with all transfer pricing requirements and Laws in all jurisdictions in which the Company or such Company Subsidiary, as the case may be, does business or has a taxable presence.

Section 5.10 Benefits Matters; ERISA Compliance.

(a) Section 5.10(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Benefit Plans maintained, or contributed (or with respect to which there is an obligation to contribute) to, by the Company or a Company Subsidiary (each, a “Company Entity”) or any ERISA Affiliate for the benefit of any present or former director, officer, employee, or service provider of any Company Entity, or with respect to which any Company Entity has any liability, including through an affiliation with an ERISA Affiliate (collectively, the “Company Benefit Plans”). Each Company Benefit Plan has been maintained and administered in material compliance with its terms and in compliance with applicable provisions of ERISA, the Code or any other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and has received a favorable determination letter from the IRS, or, in the case of a preapproved plan, the underlying preapproved plan is subject to a favorable opinion or advisory letter from the IRS and no event has occurred and no condition exists that is reasonably likely to result in the revocation by the IRS of the tax-qualification of any such Company Benefit Plan. All contributions and premiums required by and due from any Company Entity under the terms of each Company Benefit Plan or applicable Law have been timely paid or accrued in accordance with the terms of such Company Benefit Plan and the requirements of applicable Laws in all material respects.

(b) Except as set forth in Section 5.10(b) of the Company Disclosure Letter, none of the Company Entities has incurred, and, to the Company’s Knowledge, no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any liability of any Company Entity (including, without limitation, any indirect, contingent or secondary liability, including through an ERISA Affiliate) (i) under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code arising in connection with any employee pension benefit plan covered or previously covered by Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) for failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq. and Section 4980B of the Code. No Company Benefit Plan is a self-funded health or welfare benefit plan or a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code). No asset or property of any Company Entity is subject to any lien arising under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA. None of the Company Entities nor any of its ERISA Affiliates has ever maintained, contributed to, or ever had any liability with respect to, any Benefit Plan subject to Title IV of ERISA or any “multiemployer plan” (as described in Section 4001(a)(3) or Section 3(37) of ERISA) (a “Multiemployer Plan”) for which any Company Entity has any liability.

(c) Each Company Entity and each Company Benefit Plan, as applicable, have complied in all material respects with the requirements of the Affordable Care Act, and no Company Entity has incurred or expects to incur any penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Affordable Care Act. The Company Entities have timely filed true, complete and correct Forms 1094-C and Forms 1095-C with respect to their employer group medical coverage, in each case to the extent required by Law.

(d) Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code or applicable Law, no Company Benefit Plan provides, and no Company Entity has any obligation to provide, for post-employment or retiree health, life insurance and/or other welfare benefits the full premium cost of which is paid by the applicable covered individual.

(e) With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable: (i) the most recent governing plan documents and all amendments thereto and the most recent trust documents and all amendments thereto, (ii) the most recent summary plan description and summaries of material modification thereto, and (iii) the most recent determination, advisory and/or opinion letter received from the IRS and (iv) the most recent annual report (Form 5500 series, including all required schedules and financial statements with respect thereto). There are no (x) pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or (y) pending or, to the Company’s Knowledge, threatened investigations or audits by a Governmental Entity against any Company Entity with respect to any Company Benefit Plan as to which the Company or any Company Subsidiary has received written notice.

(f) Except as set forth in Section 5.10(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will (i) entitle any employee of any Company Entity to severance pay or any other payment or benefit; nor (ii) trigger any funding (through a grantor trust or otherwise), accelerate the time of payment, funding or vesting, or increase the amount of any compensation, severance or other benefits to any employee of any Company Entity or under any Company Benefit Plan.

(g) All compensation plans, programs, policies, contracts and arrangements of the Company Entities are either exempt from or in compliance in all material respects with the requirements of Section 409A of the Code, in both documentation and operation. No Company Entity has any obligation to “gross-up,” reimburse, make whole or otherwise indemnify any individual for the imposition of any tax, interest, or penalties under Section 4999 of the Code or under Section 409A of the Code.

(h) Section 5.10(h) of the Company Disclosure Letter contains a true and complete list of each individual who is a “covered employee” (within the meaning of Section 162(m) of the Code) with respect to the Company.

(i) Section 5.10(i) of the Company Disclosure Letter contains a list of all Company Benefit Plans providing for compensation or benefits to employees of any Company Entity or any ERISA Affiliate of any Company Entity who are providing services at a location, which are subject to the Laws of any jurisdiction outside of the United States (other than statutory plans) (a “Foreign Plan”). With respect to any Foreign Plan: (i) each such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws; (ii) if it is intended to qualify for special tax treatment, such Foreign Plan meets all applicable requirements for such treatment; (iii) if it is intended to be funded and/or book-reserved, then each such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and applicable GAAP; and (iv) no material liability exists or reasonably could be imposed upon the assets of any Company Entity or any ERISA Affiliate of any Company Entity by reason of such Foreign Plan.

Section 5.11 Litigation. Except as set forth on Section 5.11 of the Company Disclosure Letter, as of the date hereof, there is no, and since December 31, 2019, there has been no claim, demand, charge, complaint, suit, action, arbitration, audit, examination, other proceeding or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any present or former officer or director of the Company that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole, nor as of the date hereof is there any Order outstanding against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.12 Compliance with Applicable Laws. Except as set forth in Section 5.12 of the Company Disclosure Letter, since December 31, 2019, the business of the Company and the Company Subsidiaries has been conducted in compliance with all Laws applicable thereto in all material respects. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since December 31, 2019, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Laws applicable thereto. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Entity since December 31, 2019, alleging that the Company or any of the Company Subsidiaries is not in material compliance with any Law applicable to the Company or such Company Subsidiary, as applicable.

Section 5.13 Material Permits. Except as set forth in Section 5.13 of the Company Disclosure Letter or as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries possesses all material Permits that are necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as conducted as of the date hereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) all such Permits are in full force and effect, and (b) neither the Company nor any Company Subsidiary has received written notice of any material default under, or the revocation, cancellation, non-renewal or adverse modification of, any such Permit.

Section 5.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K (a “Filed Company Contract”) that has not been so filed.

(b) Except for this Agreement, the Filed Company Contracts, the Bridge Loan Agreement and the Intercreditor Agreement, Section 5.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(i) each Contract to which the Company or any of the Company Subsidiaries is a party that purports to restrict in any material respect the ability of the Company or any Company Subsidiaries to (A) compete in any line of business or geographic area, or (B) solicit any customers or individuals for employment, in each case that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) each Contract that relates to the creation, incurrence, assumption, security of, or guarantee of Indebtedness in excess of $1,000,000 (other than any Indebtedness described in clause (iii) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries that is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(iii) each partnership, joint venture, limited liability agreement or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business;

(iv) each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, (A) any present executive, officer or director of either the Company or any of the Company Subsidiaries, or (B) to the Knowledge of the Company, any affiliate of any such executive, officer or director (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Company SEC Documents and other than any Company Benefit Plan;

(v) any labor, collective bargaining agreement or similar agreement with any collective bargaining representative, works council or industry trade group to which the Company or a Company Subsidiary is a party;

(vi) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (x) with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, and (y) involving consideration in excess of $1,000,000;

(vii) each Contract that is material to the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any of the Company Subsidiaries is a party that currently grants to any Person an exclusive license with respect to any Company Intellectual Property that (A) grants any license to any Person to use any of the Company Intellectual Property, excluding non-exclusive licenses granted to customers in connection with the sale of products or services entered into in the Ordinary Course of Business, or (B) receives any license from any Person to use the Intellectual Property Rights of a third party, in each case, excluding any Contract pursuant to which the Company or any Company Subsidiary receives any license to use any Off-the-Shelf Software or receives any non-exclusive licenses entered into in the Ordinary Course of Business (collectively, the “IP License Agreements”);

(viii) each research or development agreement (whether related to singular or joint research or development) to which the Company or a Company Subsidiary is a party that is material to the Company and the Company Subsidiaries, taken as a whole;

(ix) each Contract with a third party to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or such Company Subsidiary during calendar year 2021 or any subsequent twelve (12)-month period of at least $1,500,000;

(x) each Contract with a third party to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments to the Company or such Company Subsidiary during calendar year 2022 of at least $1,500,000;

(xi) any Contract pursuant to which the Company or any Company Subsidiary grants any third party any “most favored nation” or similar most favored customer status, or rights of first or last offer, negotiation or refusal, in each case, that cannot be cancelled by the Company or any Company Subsidiary without penalty upon less than ninety (90) days’ notice and which is material to the Company and the Company Subsidiaries, taken as a whole;

(xii) any Contract that requires the Company to incur to any future capital expenditures by the Company or any of the Company Subsidiaries in excess of $1,000,000 individually or $10,000,000 in the aggregate;

(xiii) any Contract between the Company or any Company Subsidiary and a U.S. federal or state Governmental Entity of which the Company has Knowledge, pursuant to which the Company or any Company Subsidiary provides any goods or services;

(xiv) any Contract with a third party that provides for indemnification or assumption of liability by the Company or any Company Subsidiary without limit as to aggregate amount but excluding any such Contract with resellers, customers, licensees or suppliers in their capacity as such;

(xv) any Contract to which the Company or a Company Subsidiary is a party providing for the payment, increase or vesting of any material benefits or compensation in connections with the transactions contemplated hereby;

(xvi) any hedging, swap, derivative or similar Contract; and

(xvii) any Contract that involves any resolution or settlement of any actual or threatened suit, action or proceeding (x) with a value in excess of $500,000 individually, (y) that provides for any injunctive relief, or (z) pursuant to which the Company or any of the Company Subsidiaries have any other continuing non-monetary, material obligations, liabilities or restrictions.

Each Contract described in this Section 5.14(b) and each Filed Company Contract, in each case, is referred to herein as a “Material Contract”.

(c) Except as set forth in Section 5.14(c) of the Company Disclosure Letter or for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Material Contract is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clause (i), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or alleged material violation or breach of or material default under, or intention to cancel or materially modify to the detriment of the Company or the Company Subsidiaries, any Material Contract, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.15 Real Properties; Title to Assets.

(a) Neither the Company nor any Company Subsidiary owns or has owned any real property.

(b) Section 5.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true, correct and complete list of all real property, other than Site Leases, that is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable, (such property, the “Leased Real Property”), and sets forth a list of any and all leases, subleases, sub-subleases, licenses, sublicenses and occupancy agreements and purchase options for the use of the Leased Real Property to which the Company or any Company Subsidiary is a party with respect thereto (collectively, including all modifications and amendments thereto, the “Real Estate Leases”). The Company or one of the Company Subsidiaries, as the case may be, hold good, valid and subsisting leasehold interests in the Leased Real Property and, except as would not be material to the Company and the Company Subsidiaries taken as a whole, the Site Leases, pursuant to the applicable Real Estate Lease or Site Leases, subject to proper authorization and execution of such Real Estate Lease or Site Leases by the other parties thereto and Permitted Liens, except in each case (in the case of each Real Estate Lease), or as would not be material to the Company and the Company Subsidiaries taken as a whole (in the case of the Site Leases), as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. True and complete copies of all Real Estate Leases and material Site Leases have been made available to Parent, and such Real Estate Leases and material Site Leases have not been amended, modified or supplemented in any material respect except as reflected in the modifications, amendments and supplements thereto made available to Parent.

(c) Each Real Estate Lease and, except as would not be material to the Company and the Company Subsidiaries taken as a whole (in the case of the Site Leases), the Site Lease Leases, (i) are in full force and effect and valid, binding and legally enforceable obligations of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; and (ii) except with respect to any Permitted Liens, have not been assigned in any manner by the Company or any of the applicable Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary has received written notice of any existing material default or event of default by the Company or any of the Company Subsidiaries under any Real Estate Lease or with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, and, to the Knowledge of the Company, no other party or parties to any such Real Estate Lease or with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, (with or without notice or lapse of time, or both) is in material breach or default thereunder.

(e) The Leased Real Property and the Site Leases constitute all of the real property occupied or otherwise used by the Company and the Company Subsidiaries as of the date hereof. The Leased Real Property, and with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and is believed by the management of the Company to be adequate and suitable for its current uses and purposes. To the Knowledge of the Company, there are no physical conditions or defects on any part of the Leased Real Property or with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, that would materially impair or would be reasonably expected to materially impair the continued operation of the business of the Company and the Company Subsidiaries as presently conducted at such Leased Real Property or Site Leases.

(f) Except as set forth in Section 5.15(f) of the Company Disclosure Letter, Each of the Company and the Company Subsidiaries has legal and valid title to, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

Section 5.16 Intellectual Property Rights.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all (i) issued registrations for any Patents, Trademarks, Copyrights and domain names that have not expired or been abandoned in the Ordinary Course of Business and (ii) currently pending applications for registration for any Patents, Trademarks, Copyrights and domain names, that are owned by the Company or any of the Company Subsidiaries, specifying in each case as applicable, the title, whether such item is an application or registration, either the application number or, if registered, the registration number, the jurisdiction, the record owner thereof and the registration date, if applicable. Each such registration and pending application is subsisting, and, to the Knowledge of the Company, each such registration is valid and enforceable.

(b) Section 5.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all IP License Agreements as of the date hereof. Except pursuant to the IP License Agreements, Company has not entered into any options, licenses or agreements of any kind relating to the Company Intellectual Property or the marketing or distribution thereof that is material to the Company and the Company Subsidiaries, taken as a whole, except nonexclusive licenses to end-users in the Ordinary Course of Business consistent with past practice.

(c) The Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all material Intellectual Property Rights necessary for, currently used in, or held for use in the conduct of the business of the Company and the Company Subsidiaries, and will, immediately following the Closing, continue to own, be licensed, or have the right to use such Company Intellectual Property on substantially consistent terms and conditions as it was available to the Company immediately prior to the Closing, without restriction and without payment of any kind to any third party (other than amounts that would have been payable by the Company even if the transaction contemplated hereby did not occur); provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. Except as set forth in Section 5.16(c) of the Company Disclosure Letter, the Company or a Company Subsidiary is the sole and exclusive owner of (i) all registrations and applications for Patents, Trademarks and Copyrights included in the Company Intellectual Property and (ii) except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, other Intellectual Property Rights included in the Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens. As of the date hereof, there is no suit, action or other proceeding pending or threatened by the Company or the Company Subsidiaries that a third party has infringed, misappropriated or otherwise violated any Company Intellectual Property and, to the Knowledge of the Company, no third party has or is infringing, misappropriating or otherwise violating any Company Intellectual Property. Since December 31, 2019, the Company has a complete and accurate record of all material correspondence with Persons with whom the Company has accused of infringing, misappropriating or otherwise violating any Company Intellectual Property. Section 5.16(c) of the Company Disclosure Letter sets forth a list of all post-grant administrative proceedings worldwide as of the date hereof challenging the validity of any Company Intellectual Property, specifying in each case as applicable, the type and forum of proceeding, the applicable case number and the current procedural status. Except for proceedings disclosed in Section 5.16(c), as of the date hereof, no Company Intellectual Property is involved in any post-grant administrative proceeding and, to the Company’s Knowledge, no such action is or has been threatened in writing with respect to any such Company Intellectual Property.

(d) To the Knowledge of the Company, the operation of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate, dilute or otherwise violate, and has not, since December 31, 2019, infringed, misappropriated, or diluted or otherwise violated any Intellectual Property Rights of third parties. There is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that alleges that the use of Intellectual Property Rights by the Company or the Company Subsidiaries or that the Company or any Company Subsidiary infringes, misappropriates or dilutes or violates any Intellectual Property Rights of third parties.

(e) The Company and the Company Subsidiaries exercise ordinary and reasonable care in connection with the use of Open Source Software. The Company and the Company Subsidiaries are in compliance in all material respects with all Open Source Software licenses. The Company and the Company Subsidiaries do not use or distribute any Open Source Software in a manner that: (i) requires material source code owned by the Company or the Company Subsidiaries to be disclosed, licensed, publicly distributed or dedicated to the public, (ii) requires the licensing of any such owned source code for the purpose of making derivative works or (iii) imposes limitations on the Company’s or any Company Subsidiaries’ ability to charge consideration for the distribution, or restrict further distribution, of such owned source code.

(f) Neither the Company nor any of the Company Subsidiaries has (i) disclosed, delivered or licensed (or agreed to disclose, deliver or license) to any Person that is not an Affiliate, or (ii) permitted the disclosure or delivery to any escrow agent or other Persons that are not Affiliates of the Company of any Company Source Code (other than, in each case of clauses (i) and (ii), disclosure, delivery or licensing of Company Source Code to employees, consultants, service providers or other agents of the Company or any Company Subsidiary whose rights to use Company Source Code are limited to use primarily for the benefit of the Company or the Company Subsidiaries and subject to reasonable confidentiality restrictions). To the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure or delivery by the Company or any of the Company Subsidiaries of any Company Source Code to any Person (other than employees, consultants service providers or other agents of the Company or the Company Subsidiaries) that is not an Affiliate of the Company or any of the Company Subsidiaries.

(g) Except as set forth in Section 5.16(g) of the Company Disclosure Letter, each Person who participated in the development of any material Intellectual Property Rights for or on behalf of the Company or any of the Company Subsidiaries has executed and delivered a written Contract with the Company or one of the Company Subsidiaries that is valid and enforceable as to the Company or Company Subsidiary and, to the Knowledge of the Company, the Person, that contains a present assignment to the Company or one of the Company Subsidiaries exclusive ownership of all such Intellectual Property Rights, on a worldwide basis, without payment of any additional consideration, including rights to sue for past, present and future damages with respect thereto, other than standard compensation that is payable for the employment of such Person. Without limiting the foregoing, to the Knowledge of the Company, no such Person owns, or has any right, claim, interest or option (including the right to further remuneration or consideration, other than standard compensation that is payable for the employment of such Person) with respect to, any such Company Intellectual Property.

(h) Except as set forth in Section 5.16(h) of the Company Disclosure Letter, the Company and the Company Subsidiaries own or have a valid right to access and use all material information technology assets and computers, systems, networks, hardware, software, websites, applications, data and databases and other data and information of their respective users, customers, employees, suppliers, vendors and any material third party data maintained, stored or otherwise processed by the Company and the Company Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation or other violation of third-party Intellectual Property Rights. All of the Company’s IT Systems in the possession of the Company and the Company Subsidiaries are in all material respects in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the businesses of the Company and the Company Subsidiaries as currently conducted and have not materially malfunctioned or failed in a manner that has not been remediated prior to the date hereof. The Company and each of the Company Subsidiaries has established and maintains disaster recovery plans consistent in all material respects with: (i) all applicable Laws, (ii) all Material Contracts (including customer contracts) and (iii) all policies of the Company and the Company Subsidiaries relating to IT Systems security. To the Knowledge of the Company, none of the Software products (or any Software therein) distributed by the Company or any Company subsidiaries contains any computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, time bomb or similar malicious contaminant.

(i) The Company and the Company Subsidiaries have implemented reasonable measures to maintain the confidentiality of their material trade secrets and other material proprietary information that the Company and the Company Subsidiaries own and intend to maintain as trade secrets or confidential information. Except as required by applicable Laws in connection with the filing of Patent applications, there has not been any intentional or unintentional disclosure or other release of any such trade secrets or such confidential information of the Company and the Company Subsidiaries by any of them to any third party in a manner that has resulted or is likely to result in the loss of trade secret or rights in and to such information that the Company and the Company Subsidiaries intend to maintain as trade secrets or confidential information.

(j) The representations and warranties set forth in this Section 5.16 set forth the Company’s and the Company’s Subsidiaries’ only representations and warranties regarding the Company’s or the Company Subsidiaries’ infringement, misappropriation or violation of Intellectual Property Rights of any Person.

Section 5.17 Privacy and Cybersecurity.

(a) Except as set forth in Section 5.17(a) of the Company Disclosure Letter, (i) since December 31, 2019, the Company and the Company Subsidiaries have been in compliance in all material respects with all applicable Privacy Obligations, including all applicable contractual obligations and all policies of the Company and the Company Subsidiaries relating to privacy, data protection and the collection and use of Personal Data processed by the Company and the Company Subsidiaries, (ii) the Company and the Company Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Data, (iii) to the Knowledge of the Company, there has been no material unauthorized access to, exfiltration, disclosure or theft of any Personal Data processed by the Company or any of the Company Subsidiaries nor any breach, disruption or misuse of IT Systems, that would interfere with the operations of the Company and the Company Subsidiaries, and (iv) as of the date hereof, the Company and the Company Subsidiaries have not received any written notice or claim since December 31, 2019 alleging a violation of any Privacy Law, contractual obligations relating to privacy or Personal Data or any policy of the Company or any of the Company Subsidiaries relating to privacy or Personal Data in each case that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole.

(b) As of the date hereof, no written complaint, claim or enforcement action relating to an improper use or disclosure of, or a breach in the security of, any confidential or sensitive information, payment card data, personally identifiable information (including Personal Data), or other protected information relating to individuals has been made or threatened in writing since December 31, 2019 against the Company or any Company Subsidiary whether by a data subject or a Governmental Entity in each case that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, there has been no material: (i) unauthorized disclosure by the Company or any Company Subsidiary of any sensitive information, payment card data, personally identifiable information (including Personal Data) or other information relating to individuals in the possession, custody or control of the Company or any Company Subsidiary, or (ii) to the Knowledge of the Company, breach of the Company’s security procedures resulting in unauthorized disclosure of such information to a third Person. Solely with respect to the Company and the Company Subsidiaries, neither the execution and delivery of this Agreement nor the consummation of the Closing will, pursuant to any relevant contract between the Company or any Company Subsidiary and a third party, result in a material breach or violation of, or constitute a material default under, any Privacy Obligations.

(c) All material Personal Data processing with respect to customers, employees, suppliers and business partners of the Company and the Company Subsidiaries is comprehensively mapped and included in a register of processing activities which is compliant in all material respects with Article 30 GDPR (to the extent applicable). A data protection officer is appointed in respect of the Company and the Company Subsidiaries where one is required to be appointed by applicable Law and where the Company and Company Subsidiaries have determined that a data protection officer is not mandatory, an analysis of why the appointment is not mandatory is made. The Company and the Company Subsidiaries have in place a data protection governance structure and accountability program which are intended to ensure compliance with applicable Law and Privacy Obligations. All notices and consents required by applicable Privacy Laws to ensure that Personal Data held by the Company and the Company Subsidiaries may be used to conduct the business in the same manner following the Closing as currently conducted, have been given and obtained in all material respects in accordance with applicable Privacy Laws. All marketing activities conducted with respect to the Company, any Company Subsidiary or the business of the Company and the Company Subsidiaries are and have been since December 31, 2019 compliant in all material respects with Privacy Obligations.

(d) Since December 31, 2019, to the Company’s Knowledge, all third parties to whom the Company and the Company Subsidiaries or any of its Affiliates disclose Personal Data relating to the business of the Company and the Company Subsidiaries, the Company, any Company Subsidiary or any of their respective business relations: (i) have had legitimate grounds to process such Personal Data and the Company and the Company Subsidiaries and/or its Affiliates has imposed limitations on such third parties’ use to ensure that their use remains within the scope of those grounds, and such use remains within the scope of these grounds; or (ii) process the disclosed Personal Data on the Company’s or its Affiliates’ behalf under data processing agreements which contain all mandatory provisions that meet the applicable Privacy Obligations and are subject to information security requirements that meet the applicable Privacy Obligations.

(e) Except as set forth in Section 5.17(e) of the Company Disclosure Letter, all exports of Personal Data related to the business of the Company and its Subsidiaries, the Company, any of its Subsidiaries or any of their respective business relations outside the country in which the Personal Data was collected comply with Privacy Obligations in all material respects and in each case, where required, export agreements or arrangements that are compliant in all material respects with the Privacy Obligations have been entered into and all associated authorizations, registrations and notification requirements have been completed in all material respects. All valid requests from data subjects in respect of their statutory rights (e.g., access, deletion, portability and rectification) have been complied with in material compliance with Privacy Obligations. Any Security Breach relating to Personal Data has been handled in compliance in all material respects with applicable Privacy Obligations and no such Security Breach has been reported to the relevant Governmental Entity. Since December 31, 2019, there have been no material written complaints or claims made by a data subject or sanctions or enforcement actions imposed by a Governmental Entity, in each case received by the Company or any Company Subsidiary and, to the Knowledge of the Company, there is no fact or circumstance that may lead to any of the foregoing.

(f) Since December 31, 2019, the Company and the Company Subsidiaries have implemented and maintain a written information security program comprised of processes, policies and technical, physical and administrative safeguards necessary to comply in all material respects with Privacy Obligations. Such written information security program is intended to (A) identify and address internal and external risks to the privacy, confidentiality, security, integrity and availability of the Company systems including Personal Data Processed therein against loss, theft, unauthorized or unlawful Processing, or other misuse and (B) maintain notification procedures in compliance in all material respects with applicable Privacy Obligations in the event of a Security Breach. The Company is and, since December 31, 2019, has been in compliance with its written information security program.

(g) To the Company’s Knowledge, the IT Systems are free of any and all material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of, or unintended or unauthorized behavior by, such Systems (or all parts thereof) or data or other software of users. Since December 31, 2019, the Company and the Company Subsidiaries have implemented commercially reasonable safeguards intended to protect the IT Systems against the introduction of material malware into the IT Systems from software and technology platforms licensed from third parties.

(h) Since December 31, 2019, the Company and the Company Subsidiaries have implemented and maintain reasonable safeguards, including using virus checking software, penetration testing, consistent with reasonable industry standards applicable to the industry, intended to monitor all Company systems with respect to introduction of any malicious software (e.g., ransomware).

(i) Except as set forth in Section 5.17(i) of the Company Disclosure Letter, the Company and the Company Subsidiaries have back-ups, disaster recovery business continuity and emergency mode operation procedures in place to ensure the availability of Company information.

(j) Since December 31, 2019, the Company and the Company Subsidiaries have used commercially reasonable efforts to cause all third-party service providers, vendors, suppliers, subcontractors or other third parties Processing Personal Data, in each case on behalf of the Company and the Company Subsidiaries, to (i) comply with applicable Privacy Obligations in all material respects, (ii) maintain reasonable and appropriate technical, physical and administrative safeguards to protect the privacy, confidentiality, integrity and security of all Personal Data, and (iii) take reasonable steps to protect Personal Data from loss, theft, unauthorized or unlawful Processing or other misuse. To the Knowledge of the Company, since December 31, 2019, none of the Company’s and the Company Subsidiaries’ material third-party service providers, vendors, suppliers, subcontractors, or other third parties Processing the Company and the Company Subsidiaries Personal Data, have (A) suffered any Security Breach that resulted in any unauthorized access to or use of any Personal Data, (B) breached any obligations relating to Personal Data or (C) violated any Privacy Obligations, in each case of clauses (A)-(C), that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole.

(k) The information technology equipment and systems owned, used, or held for use by the Company are reasonably sufficient for the Company’s immediate needs; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. Since December 31, 2019, to the Knowledge of the Company, there have has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance failure or other adverse event affecting any systems that has caused or would reasonably be expected to cause any substantial disruption to the use of such systems or the Company any material loss or harm to Company, its personnel, property or other assets.

Section 5.18 Advertising. The Company represents and warrants that all materials and digital files published and/or displayed (“Ad Material”) and campaigns comply in all material respects with all applicable laws, regulations, and FTC and industry guidelines, including but not limited to: local, state and federal laws regarding political advertising and fair housing, and Native Advertising: A Guide for Business at https://www.ftc.gov/business-guidance/resources/native-advertising-guide-businesses. To the Knowledge of the Company, at no time since December 31, 2019 has the Company received any written complaint about the truth, falsity or deceptive nature of the Ad Material it has broadcast.

Section 5.19 Labor Matters.

(a) Section 5.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of January 15, 2023 of each full-time and part-time employee (including employees on workers’ compensation, maternity leave, or disability or medical leave, and employees on any other leaves of absence with a legal or contractual or policy right to reinstatement) employed by any Company Entity (hereinafter collectively referred to as “Company Employees”), and sets forth for each Company Employee the following: title or job position; hire date; rate of pay or current annual base compensation rate; fiscal year 2022 actual and fiscal year 2023 target percentage commission, bonus, or other incentive-based compensation; any other unpaid commission, bonus, or other incentive-based compensation; classification by the Company Entities as exempt or nonexempt for minimum wage and overtime purposes under the Fair Labor Standards Act, and other applicable wage and hour Laws; employment status; if the employee is anything but an at-will employee; termination date; leave status and type of leave; accrued but unused vacation or other paid time off; and accrued sick leave. Unless otherwise identified in Section 5.19(a) of the Company Disclosure Letter, all current Company Employees are at-will employees.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each independent contractor, consultant, or advisor of the Company Entities as of the date hereof, together with the aggregate amount paid to such independent contractor, consultant, or advisor.

(c) Except as set forth on Section 5.19(c)(i) of the Company Disclosure Letter, to the Company’s Knowledge, no Company Entity has made any commitments, understandings, or representations in any respect to any Person regarding (i) potential employment by Parent or any Company Entity after the Closing Date, or (ii) any terms and conditions of such potential employment by Parent or any Company Entity following the Closing Date. Except as set forth on Section 5.19(c)(ii) of the Company Disclosure Letter, as of the date hereof, no employee of the Company Entities have given notice to the Company Entities that any such Company Employee intends to terminate his or her employment with any Company Entity.

(d) Except as set forth on Section 5.19(d) of the Company Disclosure Letter, each Company Entity is in material compliance with all legally required forms related to immigration and work authorization of employees, including without limitation an Employment Eligibility Verification on USCIS Form I-9, and all applicable Laws respecting employment and employment practices, and terms and conditions of employment, including, but not limited to, all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, reasonable accommodation, disability rights or benefits, wages and hours, minimum wage and overtime compensation, meal and rest periods, workplace safety, occupational health and safety, COVID-19, working conditions, vacation pay, paid sick leave, overtime pay, pay equity, notice of termination, promotion, immigration, child labor, employee privacy, family, medical and other leaves, classification of exempt versus non-exempt employees, and workers versus consultants and independent contractors, workers’ compensation and assessments, human rights and nondiscrimination, affirmative action, non-harassment, and non-retaliation in employment, hiring, background checks, drug testing, salary history inquiries, pay transparency, whistleblowing, unemployment insurance, and with all applicable recordkeeping laws, including, but not limited to, all accountings related to wages, sick pay, vacation accrual, and time records. No employee, officer or director of any Company Entity (i) is the subject of a pending allegation of workplace sexual harassment or assault, nor (ii) has any current employee, officer or director of any Company Entity been accused since December 31, 2019 of engaging in workplace sexual harassment or assault, in each case with respect to or in connection with such individual’s relationship with a Company Entity.

(e) Except as forth on Section 5.19(e) of the Company Disclosure Letter, (i) each Company Entity has withheld all amounts required by applicable Law or by agreement or policy to be withheld from the wages, salaries, and other payments to employees; (ii) no Company Entity is liable for any arrears of wages, salaries or other compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing (including commissions, bonuses, overtime, vacation pay, paid time off or other compensation); (iii) each Company Entity has paid in full to all employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, fees, and other compensation that has come due and payable to or on behalf of such employees, independent contractors and consultants; and (iv) all individuals characterized and treated by the Company Entities as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. To the Knowledge of the Company, no Company Employee is a party to any confidential information or other agreement that restricts the ability of such Company Employee to perform his or her duties for any Company Entity.

(f) No Company Entity is party to or bound by or negotiating a collective bargaining agreement or similar agreement with a labor organization, union, staff association, or works council (collectively, “Union”). There are no, and since December 31, 2019 there have been no, activities or proceedings to organize employees of any Company Entity, and no union representation elections related to employees of any Company Entity. There are no pending or since December 31, 2019 there have been no threatened strikes, work stoppages, walkouts, lockouts, slowdowns, concerted refusal to work overtime, or other similar labor disruption or dispute against or involving any Company Entity or any employees of any Company Entity. No Company Entity has a duty to bargain with any Union and no Company Entity has voluntarily recognized any Union as the exclusive bargaining representative of its employees.

(g) Except as set forth in Section 5.19(g) of the Company Disclosure Letter, the Company Entities have complied with the WARN Act and any applicable state mini-WARN Act.

(h) Except as set forth in Section 5.19(h) of the Company Disclosure Letter, the Company Entities have not had any obligations as a federal contractor, including, but not limited to, Executive Order No. 11246 of 1965, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, or any comparable state or local Law. The Company Entities have not been subject to any audit, investigation, or enforcement motion by any governmental entity in connection with any government contractor as to which the Company or any Company Subsidiary has received written notice.

Section 5.20 Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with all Environmental Permits necessary for the conduct of their respective businesses as currently conducted; (b) neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Entity since December 31, 2019 of, or is the subject of, or to the Knowledge of the Company, has been threatened since December 31, 2019 with, any claim or proceeding alleging non-compliance by the Company or such Company Subsidiary with any applicable Environmental Law or Environmental Permit or alleging liability of the Company or such Company Subsidiary under any Environmental Law; (c) to the Company’s Knowledge, there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in material liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law; (d) neither the Company nor any of the Company Subsidiaries has received notice from a Governmental Entity since December 31, 2019 of potential responsibility or liability relating to any waste generated by the Company or the Company Subsidiaries or any Hazardous Substance arising under or relating to any Environmental Law; (e) neither the Company nor any of the Company Subsidiaries has entered into any contract with another Person of which the primary purpose is to assume, undertake or otherwise become subject to material liability of another Person under Environmental Law; and (f) the Company has delivered to, or has otherwise made available for inspection by Parent, all material investigation reports, studies, audits, test results or similar documents in the possession, control or custody of the Company or any Company Subsidiary relating to environmental, health or safety matters or Hazardous Substances.

Section 5.21 Regulatory Matters. None of the Company or any of the Company Subsidiaries is subject to regulation as a “public utility,” “electric utility,” “retail electric provider,” “distribution company” or similar term under applicable federal or state Laws. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice of, or is the subject of, or to the Knowledge of the Company, has been threatened with, any claim or proceeding alleging that the Company or any Company Subsidiary is not in compliance with any state or federal regulations applicable to the sale of energy or energy services. None of the Company or the Company Subsidiaries is subject to, or not exempt from, regulation under the Public Utility Holding Company Act. No prior consents or filings are required by or with the Federal Energy Regulatory Commission or any state utility commission for the execution, delivery and performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.22 Anti-Takeover Provisions. Assuming the accuracy of the representation contained in Section 4.8, the Company Board has taken all action necessary under the DGCL to ensure that no restrictions contained in any “fair price,” “control share acquisition,” “business combination,” or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery, or performance of this Agreement, the Merger, or the other transactions contemplated hereby.

Section 5.23 Insurance. The Company and the Company Subsidiaries maintain insurance policies and surety and fidelity bonds (collectively, the “Insurance Policies”) in all material respects in such amounts and against such losses and risks as required by applicable Law, and any Contract to which they are party. Section 5.23 of the Company Disclosure Letter sets forth true, correct and complete list of all Insurance Policies maintained by or for the benefit of the Company or any Company Subsidiary. The Company has made available to Parent true and correct copies of each of the Insurance Policies. The Company and the Company Subsidiaries have paid, or caused to be paid, all premiums due under the Insurance Policies and have not received written notice that they are in default with respect to any obligations thereunder, and the limits of the Insurance Policies have not been materially eroded or the aggregate limits exhausted. Neither the Company nor any Company Subsidiary has received any written notice of cancellation, nonrenewal or termination with respect to any Insurance Policies. Neither the Company nor the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers. The Company has properly reported, in accordance with the terms of the Insurance Policies, all material claims by the Company or any Company Subsidiary, which the Company has made under its Insurance Policies. There are no material claims by the Company or any Company Subsidiary pending as of the date of this Agreement under any of the Insurance Policies as to which coverage has been denied or disputed or, to the Knowledge of the Company, threatened to be denied or disputed.

Section 5.24 Anti-Corruption Laws.

(a) The Company and the Company Subsidiaries are aware of, have since December 31, 2019 been and are in material compliance with all Anti-Corruption Laws.

(b) To the Knowledge of the Company, no officer, or employee of, or agent engaged by, Company or any Company Subsidiary while acting on its behalf, has, made, offered or authorized any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Government Official or any other Person, where such payment, gift, promise or other advantage would constitute a violation of Anti-Corruption Laws. To the Knowledge of the Company, no subcontractor, agent, or any other third parties acting on behalf of the Company has violated any Anti-Corruption Law.

(c) The Company and the Company Subsidiaries maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, including but not limited to using commercially reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect the true activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged, and the Company and the Company Subsidiaries have retained such books and records for the period required by applicable Law.

(d) To the Knowledge of the Company, neither the Company nor any Company Subsidiary, or officer, agent or employee engaged by the Company or any Company Subsidiary or acting on its behalf, is or has been involved in any formal investigation or other enforcement action by any Governmental Entity concerning any alleged violation of applicable Anti-Corruption Laws.

(e) To the Knowledge of the Company, no officer, agent or employee engaged by the Company or any Company Subsidiary or acting on its behalf is a Government Official.

Section 5.25 International Trade Compliance; CFIUS.

(a) The Company and the Company Subsidiaries are and since December 31, 2019 have been in material compliance with, and have not engaged in any conduct that would reasonably be expected to be sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been, (i) any formal inquiries as to which the Company has received written notice, or (ii) to the Knowledge of the Company, any other inquiries, proceedings, allegations, or inquiries pending, expected or threatened in writing against the Company or any of the Company Subsidiaries concerning violations or potential violations of, or conduct sanctionable under any applicable Sanctions Law.

(b) None of the Company, the Company Subsidiaries or Company Board members, officers or directors of the Company or the Company Subsidiaries, is a Sanctioned Person. To the Knowledge of the Company, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than 5% of the Company.

(c) Neither the Company nor any of the Company Subsidiaries (i) is engaging in any transactions or other activity, directly or, to the Knowledge of the Company, indirectly, with any Sanctioned Person, nor (ii) has exported, reexported, or retransferred any article, item, component, Software, technology, service or technical data or taken any other act in material violation of any applicable export control Laws, including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.

(d) The Company is not a TID U.S. Business as defined in 31 C.F.R. Part 800.248.

Section 5.26 Interested Party Transactions. All related party disclosures required to be disclosed by the Company pursuant to Item 404 of Regulation S-K have been disclosed in the Company SEC Documents.

Section 5.27 Product Warranty; Products Liability.

(a) To the Knowledge of the Company, all of the Products conform in all material respects with all applicable contractual commitments and express and implied warranties. To the Knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or in use has been subject to a recall.

(b) There are no existing or, to the Knowledge of the Company, threatened product liability claims against the Company for Products which are defective. The Company has not received any order from a Governmental Entity stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity.

Section 5.28 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc. (the “Company Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s fee or other similar fee or commission (or any expenses related to such fee or commission) in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates. The Company’s good faith estimates of the fees of the Company’s Financial Advisor and any other financial advisor to be incurred by or on behalf of the Company in connection with the Merger and the other transactions contemplated by this Agreement are set forth in Section 5.28 of the Company Disclosure Letter.

Section 5.29 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received by the holders of Class A Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Class A Common Stock. The Company shall deliver or make available to Parent solely for informational purposes an executed copy of such opinion within one (1) Business Day of the later to occur of the date hereof and the date such written opinion is received by the Company.

Article VI

Covenants Relating to Conduct of Business

Section 6.1 Conduct of Business by the Company. Except (i) as set forth in Section 6.1 of the Company Disclosure Letter; (ii) as expressly required by this Agreement; (iii) for actions taken in good faith pursuant to COVID-19 Measures (it being understood that the Company will use its reasonable best efforts to provide reasonable notice to, and seek to consult with, Parent in connection with such actions), (iv) as required by applicable Law; or (v) with the prior written consent of Parent (which consent in the case of subclauses (f) through (x) of clause (b) of this Section 6.1 shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article IX (the “Interim Period”), (A) the Company shall, and shall cause each Company Subsidiary to, (x) use reasonable best efforts to conduct the business of the Company and each Company Subsidiary in the Ordinary Course of Business, (y) conduct the business of the Company and each Company Subsidiary in compliance with all applicable Laws, including all applicable Anti-Corruption Laws, and (z) use commercially reasonable efforts to preserve intact in all material respects its current business organization, assets and technology, keep available the services of the Company Employees (other than where termination of such services is for cause) and maintain its relations and goodwill as they exist as of the date of this Agreement with customers, suppliers, landlords, and other Persons having material business dealings with the Company, and (B) without limiting the foregoing (but subject in all respects to clauses (i) through (v) of this sentence), the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 6.1(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Class A Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options outstanding on the date hereof with Company Class A Common Stock (including in connection with “net exercises”), (B) required Tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plans, (C) forfeitures of Company Stock Awards, or (D) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(b) authorize for issuance, issue, deliver, sell, transfer, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws or Liens securing the Existing Term Loan): (i) any shares of Company Capital Stock or other equity interests or voting securities of the Company or any Company Subsidiary other than (A) the issuance of Company Class A Common Stock (x) upon the due exercise, vesting or settlement of Company Stock Awards issued pursuant to the Company Stock Plans, in each case outstanding on the date of this Agreement and in accordance with their terms in effect at such time, (y) upon the due exercise, vesting or settlement of Company Warrants, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time, or (z) in accordance with Section 6.1(i), or (B) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for, or rights of any kind to acquire or sell, capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any new Company Stock Awards or other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (v) any Company Voting Debt;

(c) (i) amend the Company Charter or the Company Bylaws; (ii) amend the charter or organizational documents of any Company Subsidiary, or (iii) amend or waive any material term of any securities of the Company or any Company Subsidiary (including the Company Warrants or Company Stock Awards);

(d) create any Company Subsidiary;

(e) make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;

(f) directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in, or any business or business division of, any Person;

(g) acquire or sell, lease (as lessor), grant exclusive licenses to, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets (including, for the avoidance of doubt, any Patents) or any material interests therein other than with respect to (A) transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (B) acquisitions of supplies or equipment and the sale or other disposition of Products in the Ordinary Course of Business, or (C) the sale or other disposition of unnecessary, obsolete or worthless equipment;

(h) incur, create, modify, assume, endorse or otherwise become liable for any Indebtedness, or guarantees thereof, other than the Bridge Loans, the refinancing of the Bridge Loan pursuant to Section 9.1(d), the Existing Term Loan and Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(i) except as required by the express terms of any Company Benefit Plan as in effect on the date hereof, (i) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (ii) increase in any manner the target annual cash compensation opportunity of any current or former employees of the Company or the Company Subsidiaries with annual base compensation in excess of $200,000 as of the date hereof, (iii) increase in any manner the severance, change in control, retention or similar compensation of any current or former employees of the Company or the Company Subsidiaries, (iv) grant any equity or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, or (v) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

(j) (i) hire any employee or engage any individual contractor with annual compensation of $200,000 or higher, (ii) terminate the employment of any employee or the services of any individual contractor (other than where such termination is for cause) with annual compensation of $200,000 or higher, or (iii) hire any employee or engage any individual contractor with annual compensation of less than $200,000, except to fill an open position arising upon the termination of an employee or contractor employed or engaged by the Company or a Company Subsidiary as of the date of this Agreement;

(k) (i) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body, or (ii) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any Company Subsidiary;

(l) (i) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration related to any matter set forth in Section 6.1(l) of the Company Disclosure Letter, or (ii) except as permitted by Section 3.3(b) or Section 7.5, settle or compromise any other litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitrations that involve monetary damages in an amount not in excess of $100,000 in any individual case and do not involve any injunctive or other non-monetary relief or impose material restrictions (other than confidentiality, non-disparagement or similar restrictions) on the business or operations of the Company and the Company Subsidiaries, taken as whole;

(m) assign or otherwise convey title (in whole or in part) to any Intellectual Property Rights owned by the Company or any Company Subsidiary or grant any exclusive licenses to any Intellectual Property Rights owned by the Company or any Company Subsidiary;

(n) take any action or fail to take any lawful action, if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Patent, Trademark or Copyright within the Intellectual Property Rights;

(o) make, change or revoke any material election with respect to Taxes or any entity classification election pursuant to Section 7701 of the Code and the Treasury Regulations thereunder, file any material amended Tax Return, change any material accounting method or change any accounting period for Taxes, settle or compromise any material Tax liability, enter into any closing or similar agreement with a Governmental Entity with respect to a material amount of Taxes, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax or material Tax Return (other than as a result of an automatic extension of time to file a Tax Return that does not require any action by any tax authority);

(p) incur any capital expenditures in an amount in excess of $8,000,000 in the aggregate;

(q) materially amend, modify, renew or terminate any Real Estate Lease or material Site Lease, or Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, other than amendments, modifications, renewals or terminations pursuant to the express terms of the applicable Real Estate Lease or Site Lease or that lower the amount of rent payable thereunder without materially increasing any of the obligations thereunder, or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property as office space;

(r) except as permitted by Section 7.4, terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Insurance Policies, including allowing the Insurance Policies to expire without renewing such policies or obtaining comparable replacement insurance, or failing to pay premiums, in each case except as would not reasonably be likely to be material to the Company and the Company Subsidiaries, taken as a whole;

(s) enter into a new line of business or abandon or discontinue any existing line of business;

(t) enter into, materially amend, accelerate any material term of, cancel, fail to exercise an expiring renewal option, grant a material waiver or release under or modify in any material respect, terminate or assign or transfer to any Person other than a Company Subsidiary any Material Contract or any contract that would constitute a Material Contract required to be disclosed on the Company Disclosure Letter if in effect as of the date of this Agreement;

(u) except as provided under this Agreement, adopt a plan of agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company or any Company Subsidiary;

(v) make or forgive any loan to any other Person (other than the advancement of expenses to its employees, officers or directors in connection with the performance of their duties in an amount not in excess of $50,000 in the aggregate);

(w) enter into a transaction with any stockholder, director or executive officer of the Company that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;

(x) authorize or direct any officer or employee of, or agent engaged by, the Company or any Company Subsidiary while acting on its behalf, to make, offer or authorize any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Government Official or any other Person, where such payment, gift, promise or other advantage would constitute a violation of applicable Anti-Corruption Laws; or

(y) authorize, commit to, agree to or otherwise enter into any binding commitment to take any of the foregoing actions prohibited pursuant to clauses (a) through (x) of this Section 6.1.

Section 6.2 No Control. Without limiting any party’s rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time, and nothing herein shall be prohibited or required of any of the parties if such agreement would violate applicable Law. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.3 No Solicitation by the Company; Company Recommendation.

(a) Except as expressly permitted by this Section 6.3, the Company shall, and shall cause each of the Company Subsidiaries and its and the Company Subsidiaries’ officers and directors (and shall instruct and use its reasonable best efforts to cause its and their respective employees, consultants, legal counsel, financial advisors and agents and other representatives (such officers, directors employees, consultants, legal counsel, financial advisors and agents and other representatives, collectively, “Representatives”)), to:

(i) following execution of this Agreement, immediately cease any existing solicitations, knowing encouragement, knowing facilitation, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, indication of interest, proposal, discussion or offer that constitutes or would reasonably be expected to lead to, or result in, an Alternative Proposal (an “Inquiry”) and immediately terminate any such Person’s access to any physical or electronic data rooms;

(ii) (A) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent and its Affiliates, and any Person contacted by the Company or any of its Representatives solely for the purpose of raising capital, and in each case their respective Representatives) that has made an Inquiry, and (B) until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Inquiry (except with respect to immaterial breaches thereof); provided, that if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to grant any waiver or release would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company shall be permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make such an Alternative Proposal directly to the Company Board in accordance with the terms of this Section 6.3;

(iii) from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, subject to the other provisions of this Section 6.3, not, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate any Inquiry or an Alternative Proposal, (B) furnish non-public information to or afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal (other than (x) informing any Person that has made or, to the Knowledge of the Company, is considering making, an Inquiry or an Alternative Proposal, or its Representatives, of the existence of the provisions of this Section 6.3(a), (y) contacting a Person that has made an unsolicited Alternative Proposal, or its Representatives, solely to clarify the terms and conditions of such Alternative Proposal (but not, for the avoidance of doubt, to negotiate the terms of such Alternative Proposal), or (z) contacting any Person that makes an Inquiry or an Alternative Proposal after the date hereof and is party to a confidentiality agreement in effect between such Person and Company as of the date hereof that by its terms would prohibit compliance by the Company with any of the provisions of Section 6.3(c), or its Representatives, solely to request that such confidentiality agreement be promptly waived to the extent required to permit the Company to comply with its obligations hereunder); and

(iv) until the earlier of the Company’s receipt of the Requisite Stockholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, subject to the other provisions of this Section 6.3, not, directly or indirectly, and the Company Board and each committee of the Company Board shall not, (A) approve, agree to, accept, endorse, recommend, declare advisable or submit to a vote of its stockholders any Alternative Proposal, (B) fail to make, or withdraw, qualify, withhold, modify or amend, in a manner adverse to Parent and Merger Sub, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) make any public statement, filing or release overtly and unambiguously adverse to the Company Recommendation, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) days after the commencement of such Alternative Proposal, (E) approve, adopt or recommend any Alternative Proposal, or propose publicly to approve, adopt or recommend, any Alternative Proposal, (any of the foregoing clauses (A) through (E) in this subsection (iv), an “Adverse Recommendation Change”), (F) following the commencement by a third party of any tender offer or exchange offer related to the Company Class A Common Stock, fail to publicly reaffirm the Company Recommendation within the later of (x) three (3) Business Days after Parent so requests in writing, and (y) seven (7) Business Days following the commencement by such third party of such tender offer or exchange offer related to the Company Class A Common Stock, (G) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other similar Contract (except for Acceptable Confidentiality Agreements) providing for any Alternative Proposal or a potential Alternative Proposal or requiring the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the Merger or any of the other transactions contemplated hereby (an “Alternative Acquisition Agreement”), or (H) agree or resolve to take any action set forth in the foregoing clauses (A) through (G). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person from the provisions of Section 203 of the DGCL or any other applicable state takeover statute. It is agreed that any Willful Breach of the restrictions set forth in this Section 6.3(a) by any Affiliate or Representative of the Company acting at the authorization or direction of the Company shall be deemed a breach of this Section 6.3(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 6.3(a), if at any time following the date hereof and prior to the earlier of the Company’s receipt of the Requisite Stockholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company or any Company Subsidiary or any of their respective Representatives receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal was first made after the date hereof and did not result from an intentional or material breach of this Section 6.3), the Company and its Representatives may, prior to (but not after) the Company’s receipt of the Requisite Stockholder Approval, subject to providing Parent prior written notice of such Alternative Proposal in accordance with Section 6.3(c), take the actions set forth in subsections (i) and (ii) of this Section 6.3(b) if the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (after consultation with its outside legal counsel) that the failure to take such action would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person who made such Alternative Proposal and such Person’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has furnished, made available or provided access to Parent to any such non-public information (to the extent not previously furnished, made available or provided to Parent or its Representatives) prior to, concurrent with or within twenty-four (24) hours after such information or access is furnished or afforded to such Person or its Representatives); and (ii) enter into, or otherwise participate in, any discussions or negotiations with any Person and such Person’s Representatives regarding such Alternative Proposal pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements.

(c) Promptly (but in no event more than forty-eight (48) hours) following receipt of any Inquiry that constitutes, or would reasonably be expected to lead to, any Alternative Proposal from and after the date of this Agreement and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company shall advise Parent of the receipt of such Inquiry, and the terms and conditions of any such Alternative Proposal (including, in each case, the identity of the Person making any such Inquiry or Alternative Proposal), and the Company shall as promptly as reasonably practicable after so advising Parent provide to Parent: (i) a copy of such Inquiry, Alternative Proposal and all related material documentation, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal, if oral. With respect to any Alternative Proposal described in the immediately preceding sentence the Company shall keep Parent reasonably informed on a current basis (but in any event within forty-eight (48) hours of any such event) of (x) material changes or modifications to the terms of any such Alternative Proposal, and (y) any material communications from such Person to the Company or from the Company to such Person with respect to any material changes or modifications to the terms of any such Alternative Proposal.

(d) Notwithstanding anything herein to the contrary, at any time prior to the earlier of the Company’s receipt of the Requisite Stockholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, (i) if and only if (x) the Company receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from an intentional or material breach of this Section 6.3) that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 9.1(d) to enter into a definitive agreement with respect to such Superior Proposal; and (ii) if and only if in response to an Intervening Event, the Company Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change contemplated by clauses (B), (F) or (H) of the definition of Adverse Recommendation Change; provided, in each case that the Company Board may not make any Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.3(d) unless:

(A) the Company shall have first provided prior written notice to Parent (which notice shall not constitute an Adverse Recommendation Change or termination of this Agreement) (the “Notice”), at least four (4) Business Days in advance of the Company’s or the Company Board’s intention to take any action permitted under this Section 6.3(d), which Notice shall, if applicable, specify the reasons for the proposed Adverse Recommendation Change and, (x) in the case of a proposed Adverse Recommendation Change pursuant to Section 6.3(d)(i), the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal) and, if applicable, include a copy of the most current draft of any Alternative Acquisition Agreement and any other material documents with respect to the Superior Proposal that include any terms and conditions of the Superior Proposal that are not set forth in such draft, and (y) in the case of a proposed Adverse Recommendation Change pursuant to Section 6.3(d)(ii), the basis therefor, including a reasonably detailed description of the Intervening Event; and

(B) prior to making an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, (a) the Company shall, and shall use reasonable best efforts to cause its Representatives to, during period beginning the date the Notice is given and ending at 5:00 pm (Eastern Time) on the fourth (4th) Business Day after the date such Notice is given (the “Negotiation Period”), negotiate with Parent in good faith (solely to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and consider any other proposals or offers (if any) made by Parent, and (b) after considering such negotiated adjustments and any proposals or offers made by Parent during such Negotiation Period, the Company Board shall have determined (x) after consultation with its financial advisors and outside legal counsel that in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 6.3(d)(i), such Alternative Proposal continues to constitute a Superior Proposal, and (y) after consultation with its outside legal counsel that in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 6.3(d)(i) or an Adverse Recommendation Change pursuant to Section 6.3(d)(ii), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. In the event of any revisions to an Alternative Proposal constituting a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(d) with respect to such new written notice, except that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period. In the event of any material change to the facts or circumstances relating to the Intervening Event, the Company shall be required to deliver reasonably prompt written notice of such material change (which notice shall include a reasonably detailed description of such material change) and to comply with the requirements of this Section 6.3(d) with respect to such new written notice, including that the Company will provide Parent with an additional two (2) Business Day period prior to making an Adverse Recommendation Change, and such period shall begin upon the date of Parent’s receipt of the notice of such material change.

For the avoidance of doubt, if Parent, within four (4) Business Days (or two (2) Business Days, in the event of a new written notice following material revisions to a Superior Proposal) following its receipt of a Superior Proposal notice makes an offer that, as determined in good faith by the Company Board (after consultation with its outside legal counsel and financial advisors) results in the applicable Alternative Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 9.1(d) as a result of such Alternative Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (ii) disclosing to the Company’s stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any tender offer commenced by another Person constituting an Alternative Proposal, or (iii) from making any disclosure to the Company’s stockholders required (after consultation with outside legal counsel) under U.S. federal or state Law; provided, that this Section 6.3(e) shall not permit the Company or the Company Board to make an Adverse Recommendation Change except as expressly set forth in this Section 6.3. It is agreed that none of the actions contemplated by this Section 6.3(e), if taken, shall be considered an Adverse Recommendation Change and such actions shall not require the giving of notice or compliance with the procedures set forth in Section 6.3(d).

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) by any Person or “group” within the meaning of Section 13(d) of the Exchange Act with respect to any direct or indirect (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary; (B) sale, contribution or other disposition, directly or indirectly of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “group” of Persons (within the meaning of Section 13(d) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means any unsolicited bona fide written Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 50%) made by a Person or “group” within the meaning of Section 13(d) of the Exchange Act, which the Company Board determines in its good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms taking into account all aspects (including legal, regulatory, timing, certainty of closing and financing aspects) of the Alternative Proposal, and if consummated, would result in a transaction on terms more favorable to the holders of Company Class A Common Stock (solely in their capacity as such) than the Merger from a financial point of view, taking into account all the terms and conditions of such Alternative Proposal and this Agreement and all financial, legal, regulatory and other aspects of such Alternative Proposal that the Company Board considers in good faith to be appropriate (including the conditionality, and the timing and likelihood of consummation, of such Alternative Proposal) and, in connection with any determination under Section 6.3(d), taking into account, if applicable, any negotiated adjustments to this Agreement and any other proposals or offers made by Parent during the Negotiation Period.

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (a) in effect as of the execution and delivery of this Agreement; or (b) entered into after the execution and delivery of this Agreement containing terms that are not in any material respect less restrictive of, and not in any material respect more favorable to, a third party or “group” that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, including with respect to standstill provisions; provided, however, that such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company or otherwise prohibit compliance by the Company or the Company Subsidiaries with any of the provisions of this Section 6.3 or any other obligations of the Company or the Company Subsidiaries under this Agreement.

(iv) For purposes of this Section 6.3 and Article IX, the term “Person” shall include any “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Affiliate of Parent or any of their Representatives.

Article VII

Additional Agreements

Section 7.1 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Promptly after the execution of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement), the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 6.3 and unless there has been an Adverse Recommendation Change, the Company will (i) include the Company Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly (but no later than five days, to the extent practicable) following the later to occur of (A) confirmation by the SEC that it has no further comments on the Proxy Statement, and (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the stockholders of the Company. The Company shall also include the text of the fairness opinion of the Company Financial Advisor referenced in Section 5.29 (in its entirety) in the Proxy Statement together with a summary thereof.

(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included in the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, and the resolution of any comments to any of the foregoing received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except in connection with an Adverse Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(e) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Except in connection with an Adverse Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will use respective reasonable best efforts to cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g) Accuracy; Supplied Information.

(i) By the Company. On the date of filing with the SEC, the date of mailing to the stockholders of the Company (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.2 Access to Information; Confidentiality; Cooperation.

(a) Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the Representatives of Parent reasonable access during normal business hours, upon reasonable advance notice, during the Interim Period, to all their respective employees, properties, books and records, Contracts, information technology systems and, during such period, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to furnish to Parent all other information available to it and prepared in the Ordinary Course of Business concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary and solely for purposes that are, in good faith, directly and actually related to, and explicitly necessary for, the consummation of the Merger or the post-Closing integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it reasonably determines, after consultation with outside legal counsel, that such disclosure or access would be reasonably likely to: (i) violate the terms of any confidentiality agreement of other Contract with a third party (provided, that the Company shall at Parent’s written request use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege or protection for work product prepared for or in anticipation of litigation (“Work Product Protection”) (provided that the Company shall reasonably cooperate with Parent and use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or Work Product Protection); (iii) violate any Law (provided that the Company shall reasonably cooperate with Parent and use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law); provided, further, in the case of each of the foregoing clauses (i) through (iii) that the Company has given notice to Parent of the fact that it is not providing such access or disclosure, including a description of the general nature of the information being withheld. All information exchanged pursuant to this Section 7.2 shall be subject to the Mutual Nondisclosure Agreement, dated as of October 20, 2022 between Parent and the Company (the “Confidentiality Agreement”).

(b) Without limiting the generality of Section 7.2(a), during the Interim Period, the Company agrees to, and to cause the Company Subsidiaries to, subject to applicable Law and Section 7.2(a) (i) reasonably cooperate with Parent and its Subsidiaries to facilitate planning for the post-Closing integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably cooperating with Parent and its Subsidiaries in the planning and development of a post-Closing integration plan), and (ii) provide reasonable access to key personnel mutually agreed by the Company and Parent to facilitate Parent’s efforts with respect to the post-Closing retention of such key personnel; provided, however, that such requests for access and cooperation from Parent shall not unreasonably interfere with the operation of the Company’s business or impede or delay the consummation of the transactions contemplated hereby.

(c) The Company may satisfy its obligations set forth in this Section 7.2 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law, including as a result of any COVID-19 Measures.

Section 7.3 Regulatory Approvals; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all consents, permits, approvals, or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract identified on Section 7.3(a) of the Company Disclosure Letter, to the extent required to permit the parties to consummate the transactions contemplated hereby, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, waiting period expirations or terminations, orders, and authorizations from Governmental Entities, make all necessary notices, applications, petitions, registrations, declarations, and filings, and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action, suit, claim, arbitration, investigation, or other proceeding by or before, any Governmental Entity, including (1) under the HSR Act with respect to the FTC and the Antitrust Division, and (2) from the French Ministry of Economy under article L151-3 of the French Code Monétaire et Financier, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of the Company Subsidiaries shall commit to the payment of any fee, penalty, or other consideration, or make any other concession, waiver, or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed). Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing (other than any filings under the HSR Act) made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation, or other inquiry in connection therewith. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other order or Law that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, shall use commercially reasonable efforts to prevent the entry, enactment, or promulgation thereof, as the case may be. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of any of the transactions contemplated hereby relating to any such consent or approval.

(b) Parent, Merger Sub, and the Company agree to make (and to cause their respective ultimate parent entities, as defined under the HSR Act, to make) any necessary filings under (a) the HSR Act, and (b) with the French Ministry of Economy, as soon as practicable and no later than ten (10) Business Days after execution of this Agreement. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division, the French Ministry of Economy, and any other requesting Governmental Entity any additional information requested by either of them pursuant to the HSR Act or any other antitrust or related Law in connection with such filings, including all documents or information requested under 16 C.F.R. § 803.20 or other rules under the HSR Act, or under applicable French law with respect to the French Ministry of Economy. To the extent permitted by Law, each of Parent and the Company shall consult in advance and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust Law, and with the French Ministry of Economy. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, each party hereto will permit authorized Representatives of the other parties to attend any meeting, communication, or conference with any Governmental Entity in connection with such proceedings under or relating to the HSR Act or any other antitrust Law, and before the French Ministry of Economy. Without limiting the generality of the foregoing, each party shall promptly provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any nonpublic information provided to the other under this Section 7.3(b) as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the nonpublic information; provided, however, that each of the Company and Parent may redact (A) any valuation and related information and (B) information whose disclosure is restricted by contractual arrangements before sharing any information provided to any Governmental Entity with another party on an “outside counsel only” basis. Parent shall pay directly to the applicable Governmental Entity the applicable filing fee required in connection with the filings and other materials required under the HSR Act, or in connection with any other antitrust notifications, and any fees due to the French Ministry of Economy.

(c) Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to avoid or eliminate each and every impediment under the HSR Act and any other antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (i) licensing, leasing, operating, conducting in a specified manner, holding separate or restricting or limiting any assets, businesses, product lines, operations or interests, or (ii) otherwise taking or committing to take actions that after the Closing would limit Parent or its Affiliates’ or Subsidiaries’ freedom of action with respect to, one or more of the assets, businesses, product lines, operations or interests of Parent, the Company and their respective Affiliates and Subsidiaries, in each case as may be required in order to avoid the filing of a lawsuit by any Governmental Entity with respect to the transactions contemplated by this Agreement seeking to enjoin or materially delay the Closing, or the entry of, or to effect the dissolution of any Order in any such suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing, or to obtain the approval of any Governmental Entity (any such action in the foregoing clauses (i) and (ii), a “Restriction”); provided, that any such Restriction is conditioned upon the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent’s obligation under this Agreement shall not include agreeing to any Restriction that, and Parent shall not be required to accept (and the Company shall not accept without Parent’s written consent) any Restriction that (A) would reasonably be expected to, individually or in the aggregate, impact Parent, the Company, or their respective Subsidiaries or Affiliates in a manner or amount that is material relative to the value of Company and its Subsidiaries, taken as a whole (without giving effect to the Merger), (B) would require the sale, divesture, disposal or discontinuation of any assets, businesses, product lines, operations or interests other than the assets, businesses, product lines, operations or interests of the Company and the Company Subsidiaries located in France, or (C) with respect to Parent and its Affiliates and Subsidiaries (other than, following the Closing, the Company and the Company Subsidiaries), involves any assets, businesses, product lines, operations or interests other than the electric vehicle charging business of Parent and its Affiliates and Subsidiaries as conducted in the United States on the date of this Agreement.

(d) The parties acknowledge that the FTC and the Antitrust Division (together the “U.S. Antitrust Agencies”) have recently begun the practice of sending a letter (a “Pre-consummation Warning Letter”) to Persons filing notifications under the HSR Act stating that, although the waiting period under the HSR Act for the proposed transaction will soon expire, the U.S. Antitrust Agency’s staff has not yet completed its non-public investigation of the proposed transaction and that if the parties close the proposed transaction before the U.S. Antitrust Agency completes its investigation, they do so at their own risk inasmuch as the U.S. Antitrust Agency may challenge the proposed transaction, even after the HSR Act waiting period has expired. For the avoidance of doubt, the Company and the Parent agree that the receipt by any of them or by their Affiliates of a Pre-consummation Warning Letter or other verbal or written communications from the staff of the U.S. Antitrust Agencies to the same effect shall not constitute grounds for the assertion that a condition to closing under Annex I has not been satisfied.

Section 7.4 Indemnification, Exculpation and Insurance.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries to: (i) indemnify (including the advancement of attorneys’ fees and expenses) to the full extent of all rights thereto existing in favor of each individual who was prior to the date of this Agreement, is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, manager or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, manager or officer of another Person (the “Company Indemnified Parties”), in such capacity, as provided in any indemnification agreement set forth in Section 7.4(a) of the Company Disclosure Letter or in the Company Charter or Company Bylaws or other organizational documents, in each case as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time for a period of six (6) years after the Effective Time with respect to any claims against such directors, managers, or officers arising out of such acts or omissions, except as otherwise required by applicable Law; and (ii) not amend, repeal, or otherwise modify such indemnification provisions in the documents described in clause (a) of this Section 7.4 in any respect that would adversely affect such rights during the period of six (6) years after the Effective Time, except as otherwise required by applicable Law. All rights to exculpation, elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Company Indemnified Parties as provided in any indemnification agreement set forth in Section 7.4(a) of the Company Disclosure Letter or in the Company Charter or Company Bylaws or other organizational documents, in each case as in effect on the date of this Agreement shall survive the transactions contemplated hereby, including the Merger, and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent or the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or the Company Subsidiaries, as the case may be, or provide substitute policies for the Company and the Company Subsidiaries and their current and former directors, managers and officers who are currently covered by the directors’ and officers’ liability insurance currently maintained by the Company or the Company Subsidiaries, in either case, with reference to the policies made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, in an amount not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A-” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than 250% of the greater of (i) the aggregate annual premium of the policy currently in effect on the date of this Agreement, and (ii) the aggregate annual premium of the policy in effect prior to Closing, a copy of the proposal for which has been made available to Parent (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.4(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy for the Company and the Company Subsidiaries and their current and former directors, managers and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company or the Company Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that in no event shall the cost of any such policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect and continue to honor the obligations thereunder.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.4(c).

(d) Notwithstanding anything herein to the contrary, in the event that any claim for indemnification described in this Section 7.4(d) is asserted or made on or prior to the sixth (6th) anniversary of the Effective Time, all rights to indemnification herein in respect of such claim shall continue until the final disposition of such claim.

(e) The provisions of this Section 7.4(e) (i) shall survive consummation of the Merger and the other transactions contemplated hereby, (ii) are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party, his or her heirs, successors and assigns, each of which are express third-party beneficiaries hereof, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.

Section 7.5 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (and if in writing, furnish the other parties with copies of) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby. In connection with any such notice or other communication, the applicable party shall (i) permit the other party to review and discuss in advance (and to consider in good faith any reasonable comments made by the other party in relation to) any proposed response to any such communication from any such Person or any Governmental Entity, and (ii) consult with the other party, acting reasonably and as promptly as reasonably practicable, with respect to all the information relating to such other parties and any of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any such Person or any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) The Company shall as promptly as reasonably practicable notify Parent of, and keep Parent reasonably informed regarding, any suit, action or other proceeding commenced, or to the Knowledge of the Company, threatened against the Company or its current or former directors or officers relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby (“Transaction Litigation”) (including by keeping Parent reasonably apprised of material decisions with respect to such litigation contemplated by the Company). The Company shall give Parent the right to review and comment on all material filings or material responses to be made by the Company in connection with any Transaction Litigation (and the Company shall in good faith take such comments, if reasonable, into account) and shall give Parent the opportunity to participate (subject to a customary joint defense agreement, and at Parent’s sole expense) in, but not control, the defense and settlement of any Transaction Litigation and shall not compromise or settle in full or in part any such Transaction Litigation unless Parent shall have consented in writing thereto (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.5(b), any suit, action or other proceeding relating to Dissenting Shares shall be governed by Section 3.3.

Section 7.6 Section 16 Matters; Takeover Laws.

(a) Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act; provided, however, that the Company shall not take any action under this Section 7.6(a) that is otherwise prohibited by this Agreement.

(b) If any Takeover Law shall become applicable to the transactions contemplated by this Agreement and the Voting Agreement, each of Parent, Merger Sub and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any such transaction.

Section 7.7 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of NYSE to cause the delisting of the Company Class A Common Stock and the SPAC Warrants from NYSE as promptly as practicable after the Effective Time (provided that no such action shall be required to be effective prior to the Effective Time).

Section 7.8 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and any filings with any third party and/or any Governmental Entity (including any national securities exchange or national securities quotation system) with respect thereto, and shall not issue any such press release, make any such public statement or make any such filing prior to such consultation and opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 7.8 shall limit the ability of any party to make announcements to their respective Affiliates, and to their respective directors, officers, employees, customers, suppliers, landlords and other Persons having business dealings with such party, or to make public statements that are consistent with the parties’ prior public disclosure with respect to the transactions contemplated by this Agreement.

Section 7.9 Director and Officer Resignations. At the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of resignation in a form reasonably satisfactory to Parent from each of the directors and officers (in their capacities as officers) of the Company and the Company Subsidiaries (other than directors and officers of the Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 7.10 Merger Sub; Parent Subsidiaries; Formation of Merger Sub.

(a) Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

(b) Parent shall promptly following the execution of this Agreement cause Merger Sub to be incorporated and, immediately upon such incorporation, to execute and deliver to the Company and Parent a joinder to this Agreement making Merger Sub party hereto.

Section 7.11 Employee Matters.

(a) Parent covenants and agrees that, at least until the first anniversary of the Closing, Parent shall or shall cause the Surviving Corporation and its Subsidiaries to provide to each Company Employee who remains employed by the Surviving Corporation or its Subsidiaries as of the Closing Date (“Continuing Employees”), to the extent that such Continuing Employee remains employed by the Surviving Corporation or another Affiliate of Parent after the Closing, with target annual cash compensation, severance, health, welfare and retirement benefit opportunities (but excluding equity-based compensation) that are, in the aggregate, substantially comparable to the target annual cash compensation, severance, health, welfare and retirement benefit opportunities (but excluding equity-based compensation) provided to such Continuing Employee immediately prior to the Closing.

(b) After the Closing Date, if a Continuing Employee is transitioned onto Parent’s employment terms and conditions (as defined and determined by Parent in its discretion), then Parent and its Affiliates shall use commercially reasonable efforts to grant such Continuing Employee credit for any service with the Company and the Company Subsidiaries (and their predecessors) earned prior to the Closing Date for purposes of determining eligibility to participate, vesting, and level of benefits under any plan, program or arrangement providing for severance or vacation benefits that was established or maintained by Parent or its Affiliates (excluding the Surviving Corporation and its Subsidiaries) as of the Closing Date and in which such Continuing Employee becomes eligible to participate upon such employment transition (each, an “Applicable Parent Plan”). Notwithstanding the immediately preceding sentence, (i) nothing in this Section 7.11(b) shall or shall be construed to result in the duplication of benefits or the funding thereof, and (ii) this Section 7.11(b) shall apply only if and to the extent that a Continuing Employee’s prior service with the Company and the Company Subsidiaries (and their predecessors) is relevant to determining the Continuing Employee’s eligibility to participate, vesting, or level of benefits under an Applicable Parent Plan.

(c) After the Closing Date, if a Continuing Employee is transitioned onto Parent’s employment terms and conditions (as defined and determined by Parent in its discretion), Parent hereby agrees that Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) shall (i) waive all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any welfare benefit plan, program or arrangement established or maintained by Parent or its Affiliates (including the Surviving Corporation and its Subsidiaries) on or after the Closing Date for the benefit of Continuing Employees (the “Parent Welfare Plans”), in each case (A) to the extent waived or satisfied by a Continuing Employee under any corresponding welfare benefit plan maintained by the Surviving Corporation or its Subsidiaries as of the Closing Date and (B) to the extent permitted by the terms of the applicable Parent Welfare Plan on the date of the Continuing Employee’s employment transition, and (ii) to the extent permitted by the terms of the applicable Parent Welfare Plan on the date of the Continuing Employee’s employment transition, use commercially reasonable efforts to recognize any deductibles, coinsurance and out of pocket expenses incurred on or before the Continuing Employee’s employment transition date by the Continuing Employee (or covered spouse or dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions for the plan year in which the Continuing Employee’s employment transition occurs under any applicable group health Parent Welfare Plan.

(d) Parent shall cause the Surviving Corporation or its applicable Subsidiaries to honor and perform under the terms and conditions of the Company’s Management Incentive Plan.

(e) If requested by Parent at least ten (10) Business Days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall use commercially reasonable efforts to seek approval from the board of directors of the Company to terminate or cause to be terminated its Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plan”), the parties to this Agreement shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination. To the extent the Company 401(k) Plan is terminated pursuant to Parent’s request, the Company Employees shall be eligible to participate in a Parent 401(k) plan that is intended to be qualified within the meaning of Section 401(a) of the Code (and meets the qualifications thereof) as soon as practicable following the Closing, and Parent shall take such actions as are necessary to permit Continuing Employees to rollover their account balances (including notes associated with plan loans) to such Parent 401(k) plan.

(f) As soon as practicable, but in no event later than twenty (20) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the date hereof), which analysis may be updated from time to time (with any subsequent updates promptly provided to Parent). The Company shall use its reasonable best efforts to finalize any Section 280G calculations at least ten (10) Business Days prior to the Closing.

(g) The provisions of this Section 7.11 are solely for the benefit of Parent and its Affiliates (including the Company and the Company Subsidiaries), and no Company Employee, or individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 7.11. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Parent, Merger Sub or any of their respective Affiliates; (ii) alter or limit the ability of the Company, Parent, Merger Sub or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any Company Employee any right to employment or continued employment or continued service with the Company, Parent, Merger Sub or any of their respective Affiliates, or constitute or create an employment or similar agreement with any Person.

Section 7.12 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Company Charter and the Company Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the stockholders of the Company for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger; and (iii) seeking approval of one or more adjournments of the Company Stockholder Meeting whether or not a quorum is present. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), but subject to the Company’s ability to adjourn or postpone the Company Stockholder Meeting in accordance with this Agreement, the Company Stockholder Meeting shall not be held later than 40 calendar days after the mailing of the Proxy Statement to the stockholders of the Company. Except as set forth in this Section 7.12, the Company may not adjourn or postpone the Company Stockholder Meeting. The Company will (A) submit this Agreement for adoption by the stockholders of the Company at the Company Stockholder Meeting; and (B) unless the Company Board (or a committee thereof) has made an Adverse Recommendation Change, use appropriate efforts to solicit (or cause to be solicited) from the stockholders of the Company proxies in favor of the matters to be considered at the Company Stockholder Meeting. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than (x) matters of procedure, including seeking approval of one or more adjournments of the Company Stockholder Meeting whether or not a quorum is present, and matters required by applicable Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement and (y) in accordance with Regulation 14A under the Exchange Act seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) such adjournment of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting and/or to obtain the Requisite Stockholder Approval whether or not there is a quorum present; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to the stockholders of the Company or otherwise made available to the stockholders of the Company by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; (B) with respect to Section 7.12(b)(i), by more than 30 days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled; or (C) on more than two occasions. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

(c) At the Company Stockholder Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the shares of Company Class A Common Stock then owned of record by Parent or Merger Sub, or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power, in favor of the adoption of this Agreement.

Section 7.13 Payoff of Credit Facilities. Prior to or at, and conditioned upon, the occurrence of the Closing, the Company shall deliver all notices and use commercially reasonable efforts to take all other actions reasonably requested by Parent to facilitate the termination of the commitments under the Credit Facilities, the repayment in full of all obligations then outstanding thereunder and the release of all Liens in connection therewith on the Closing Date, and use commercially reasonable efforts to deliver to Parent on or prior to the third (3rd) Business Day prior to the Closing customary payoff letters in respect of the Credit Facilities, including using commercially reasonable efforts to cause such payoff letters to (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Credit Facilities as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of the Company Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, automatically released or terminated.

Article VIII

Conditions Precedent

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or mutual waiver by Parent, Merger Sub and the Company (where permissible pursuant to applicable Law) at or prior to the Closing Date of each of the following conditions:

(a) the Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting;

(b) the waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act shall have expired or otherwise been terminated, and no agreement with any Governmental Entity not to consummate the Merger shall be in effect;

(c) no Law or Order of any Governmental Entity of competent jurisdiction shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger; and

(d) all consents, approvals and filings required by or from the French Ministry of the Economy in connection with the change of control of Volta France Sàrl contemplated by this Agreement shall have been obtained or made, and all waiting periods (including any extensions thereof) (including any timing agreements with the applicable French Ministry of the Economy) relating to the change of control of Volta France Sàrl contemplated by this Agreement shall have expired or otherwise been terminated under article L151-3 of the French Code Monétaire et Financier.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by Parent:

(a) (i) the representations and warranties of the Company set forth in Section 5.2(b) (Company Subsidiaries) and Section 5.3(a) (Capitalization Structure) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount, as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date), (ii) each of the representations and warranties of the Company contained in Section 5.1 (Organization, Standing and Power), Section 5.2(a) and (c) (Company Subsidiaries), Section 5.3(b), (c) and (d) (Capitalization Structure), Section 5.4 (Authority; Execution and Delivery; Enforceability), Section 5.5 (Requisite Stockholder Approval), Section 5.22 (Anti-Takeover Provisions), the first sentence of Section 5.28 (Brokers’ Fees and Expenses), and Section 5.29 (Opinion of Company Financial Advisor) shall be true and correct (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) in all material respects as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date), and (C) any other representations and warranties of the Company contained in Article V of this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 8.2(a), shall be true and correct (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have complied with or performed in all material respects each covenant, agreement and obligation that the Company is required to comply with or to perform at or prior to the Closing Date;

(c) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied; and

(d) since the date of this Agreement, there has not occurred a Company Material Adverse Effect which is continuing as of the Closing Date.

Section 8.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by the Company:

(a) the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any references to any “Parent Material Adverse Effect” or other “materiality” qualifications) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have complied with or performed in all material respects each covenant, agreement and obligation that the Parent and Merger Sub are required to comply with or to perform at or prior to the Closing Date; and

(c) Parent and Merger Sub shall have delivered to the Company a certificate signed by an officer of Parent and Merger Sub and dated as of the Closing Date to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

Termination, Amendment and Waiver

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except to the extent expressly provided in this Section 9.1) as follows (and only as follows):

(a) by mutual written consent of the Company and Parent at any time prior to the Effective Time;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before April 30, 2023 (the “End Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose material breach of any provision of this Agreement is the principal cause of or results in the failure of the Effective Time to have occurred by the End Date;

(ii) if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect that prevents, makes illegal or prohibits the consummation of the Merger, which Law or Order shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose material breach of this Agreement is the principal cause of or results in the issuance of such final and non-appealable Law or Order; or

(iii) if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose material breach of any provision of this Agreement is the principal cause of or results in the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting.

(c) by the Company if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement, in each case, if such breach or violation would reasonably be expected to have a Parent Material Adverse Effect and such breach or violation is not capable of being cured, or is not cured by Parent or Merger Sub on or before the earlier of (i) the End Date, and (ii) thirty (30) days after delivery of written notice thereof by the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that a condition set forth in Section 8.2(a), (b) or (d) would not then be satisfied as of the date of the termination pursuant to this Section 9.1(c);

(d) by the Company (at any time prior to receiving the Requisite Stockholder Approval) in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 6.3(d); provided, that no such termination shall be effective unless (i) the Company has complied with the requirements of Section 6.3 in connection with such Superior Proposal, (ii) pays the Termination Fee prior to or simultaneously with such termination, and (iii) prior to or simultaneously with such termination, the Person making such Superior Proposal (or its applicable Affiliate) has complied with the terms and conditions of the Bridge Loan Agreement and the Intercreditor Agreement that are required to be performed prior to or simultaneously with such termination of this Agreement pursuant to this Section 9.1(d);

(e) by Parent if there has been any breach or violation of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition in Section 8.2(a), (b) or (d) and which such failure is not capable of being cured, or is not cured by the Company on or before the earlier of (i) the End Date, and (ii) thirty (30) days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that a condition set forth in Section 8.3(a) or (b) would not then be satisfied as of the date of the termination pursuant to this Section 9.1(e) or if the Affiliate of Parent party to the Bridge Loan Agreement is then in material breach of any covenant or agreement of such Affiliate of Parent set forth in the Bridge Loan Agreement; or

(f) by Parent (at any time prior to receiving the Requisite Stockholder Approval) if an Adverse Recommendation Change shall have occurred, or if the Company shall have committed a Willful Breach of Section 6.3, except that Parent’s right to terminate this Agreement pursuant to this Section 9.1(f) will expire at 5:00 p.m. Eastern Time on the fifteenth (15th) Business Day following the date on which such right to terminate first arose.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall be given to the other party or parties specifying the provisions of Section 9.1 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 7.2(a), this Section 9.2, Section 9.3 and Article X, which provisions shall survive such termination; provided, however, that except as set forth in, and subject to the terms and conditions of Section 9.3, such termination shall not relieve any party of liability and each party shall remain liable for Losses resulting from any Fraud or Willful Breach of any representation, warranty or covenant or agreement contained in this Agreement prior to or in connection with such termination.

Section 9.3 Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a) The Company shall pay to Parent the Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 9.1(d) or Parent terminates this Agreement pursuant to Section 9.1(f); or

(ii) (A) an Alternative Proposal shall have (x) become publicly known or announced (whether by or on behalf of the Company or the Person making such Alternative Proposal), and (y) not publicly withdrawn at least ten (10) Business Days prior to the termination of this Agreement; (B) this Agreement is terminated (x) pursuant to Section 9.1(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 9.1(b)(i)) at a time when the Requisite Stockholder Approval has not been obtained, (y) pursuant to Section 9.1(b)(iii), or (z) pursuant to Section 9.1(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement in respect of an Alternative Proposal that is subsequently consummated or an Alternative Proposal is consummated; provided, however, that for purposes of this Section 9.3(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50%.

(b) Any Termination Fee due under Section 9.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) of Section 9.3(a), within two (2) Business Days following the date of termination of this Agreement (or prior to or simultaneously with such termination, in the case of termination pursuant to Section 9.1(d)), and (y) in the case of clause (ii) of Section 9.3(a), within two (2) Business Days following the consummation of an Alternative Proposal as referred to in clause (ii) of Section 9.3(a). In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) The parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain payment, Parent commences any action, suit or proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of outside legal counsel) in connection with such action, suit or proceeding. The parties hereto agree that (except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein occurring prior to such termination and except for Parent’s rights under Section 10.10), upon termination of this Agreement under circumstances that entitle Parent to the Termination Fee, the payment of the Termination Fee shall be the sole and exclusive remedy available to the Parent Related Parties against the Company Related Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and, upon payment of the Termination Fee in such circumstances, (except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein occurring prior to such termination and except for Parent’s rights under Section 10.10) the Company Related Parties shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein; provided, however, that nothing herein shall affect or limit the liability of any party to a Voting Agreement for any breach or violation of such Voting Agreement.

Section 9.4 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time, but only by an instrument in writing signed on behalf of each of the parties. No amendment will be made which, pursuant to applicable Law, requires further approval by the holders of shares of Company Class A Common Stock, without such further approval being obtained.

Section 9.5 Extension; Waiver. Subject to the requirements of applicable Law, at any time prior to the Effective Time, Parent and Merger Sub may: (a) extend the time for the performance of any of the obligations or other acts of the Company; (b) waive any inaccuracies in the representations and warranties of the Company contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements of the Company contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement to the extent Parent or Merger Sub is permitted to waive such conditions as provided herein. Subject to the requirements of applicable Law, at any time prior to the Effective Time, the Company may: (i) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub; (ii) waive any inaccuracies in the representations and warranties of the Parent or Merger Sub contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements of Parent or Merger Sub contained in this Agreement; or (iv) waive the satisfaction of any of the conditions contained in this Agreement to the extent the Company is permitted to waive such conditions as provided herein. No extension or waiver will be made which, pursuant to applicable Law, requires further approval by the holders of shares of Company Class A Common Stock, without such further approval being obtained. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby and specifically referencing this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article X

General Provisions

Section 10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.2 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

(b) Parent and Merger Sub each acknowledges and agrees for all purposes, including for purposes of the Bridge Loan Agreement to the extent the Bridge Loan Agreement purports to incorporate provisions of this Agreement, that, except for the representations and warranties expressly set forth in Article V and any certificate delivered hereunder, (i) neither the Company nor any Company Subsidiary makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article V, (ii) no Person has been authorized by the Company or any Company Subsidiary to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives, including any materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company’s management or otherwise, whether made prior to or after the date hereof, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any express representation or warranty set forth in Article V. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis and the representations and warranties expressly set forth in Article V.

Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally prior to 5:00 pm (Eastern Time) on that day and otherwise on the next Business Day; (b) on the date sent if sent by electronic mail prior to 5:00 PM (Eastern Time) on that day and otherwise on the next Business Day; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid; provided, that in each case of (a) through (d) that any notice given or deemed given on any day that is not a Business Day shall be deemed to have been given on the next Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Volta, Inc.
155 De Haro Street
San Francisco, CA 94103
Email: legal@voltacharging.com
Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, California, 94105
Email: mdorf@shearman.com
Attention: Michael S. Dorf

if to Parent or Merger Sub, to:

Shell USA, Inc.
150 N. Dairy Ashford Rd.
Houston, TX 77079
Email: Jose.Linardi@shell.com
Attention: Jose Maria Linardi

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
555 California Street, Suite 3300
San Francisco, California 94104
Email: lior.nuchi@nortonrosefulbright.com; blake.redwine@nortonrosefulbright.com
Attention: Lior Nuchi and Blake Redwine

Section 10.4 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Annex or an Exhibit, such reference shall be to an Article, a Section, an Annex or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect of the word “shall.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any Law defined or referred to herein, whether or not followed by the phrase “as amended,” means such Law as from time to time amended, modified, reenacted or supplemented, and includes all rules, regulations and statutory instruments issued thereunder or pursuant thereto, unless otherwise specifically indicated, except that, for purposes of any representations and warranties in this Agreement, references to any specific Law will be deemed to refer to such Law (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of the date of this Agreement (or for representations and warranties that are made as of a particular date, as of such date). References to any Contract are to that Contract as amended, modified or supplemented as of the date of this Agreement or, thereafter from time to time in accordance with the terms of such Contract and not in violation of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The phrases “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual data room set up by the Company in connection with this Agreement or directly to Parent no later than 3:00 p.m., Eastern time, on the date hereof or any of its Representatives no later than 3:00 p.m., Eastern time, on the date hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, including by email with .pdf attachments and including via electronic signatures (including via DocuSign or any similar program or mechanism), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Exhibits and Annexes hereto), taken together with the Confidentiality Agreement and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger and the other transactions contemplated by this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies; provided, that the provisions of Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives.

Section 10.8 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, in the event any dispute arises out of or concerns this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement, and (v) agrees that a final and nonappealable judgment entered by the state courts of the State of Delaware or any federal court sitting in the State of Delaware shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.8(b) in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may, without the consent of any other party hereto, assign its rights under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub (provided, that such assignment shall not impede or delay the consummation of the transactions contemplated hereby or otherwise impede the rights of the stockholders of the Company under this Agreement); provided, further, that no such assignment permitted pursuant to this Section 10.9 shall relieve Parent or Merger Sub of its obligations hereunder; and provided, further, the Company may collaterally assign its rights and interests under this Agreement to the agents and lenders under the Existing Term Loan. Any other purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable or invalid, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties’ rights in this Section 10.10 are an integral part of the transactions contemplated by this Agreement and each of the parties hereby waives any objections or defenses to any remedy referred to in this Section 10.10 (including (a) the objection or defense that a remedy at law would be adequate or that an award of such remedy is not an appropriate remedy for any reason at law or equity, and (b) any requirement under law to post a bond or other security as a prerequisite to obtaining such relief. For the avoidance of doubt, each party hereby agrees that there is not an adequate remedy at law for a breach of this Agreement by any party. The election of any party to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit such party from seeking to terminate this Agreement or damages for liability of the Company, Parent or Merger Sub for Willful Breach as provided in Section 9.2. Except as otherwise expressly set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 10.11 Non-Recourse. Each party hereto agrees, on behalf of itself and its Affiliates and Representatives, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) Parent and Merger Sub (and not any other Parent Related Party), or (b) the Company (and not any other Company Related Party), and then in each case only with respect to the specific obligations set forth herein with respect to such party. Except to the extent it is a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no Parent Related Party or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Merger Sub, on the one hand, or the Company, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.

Section 10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.12.

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IN WITNESS WHEREOF, the Company and Parent have duly executed this Agreement as of the date first written above.

VOLTA, INC.

By:	/s/ Vince Cubbage
Name:	Vince Cubbage
Title:	Interim Chief Executive Officer

SHELL USA, INC.

By:	/s/ Barbara Stoyko
Name:	Barbara Stoyko
Title:	Attorney-in-Fact

[Signature Page to the Merger Agreement]